Exhibit (e)(2)

Proxy Statement Summary	Election of Directors	Corporate Governance	Audit Matters	Executive Compensation	Other Matters	Additional Information	Appendices

Transactions with Related Persons

Our current written policies and procedures for the review, approval or ratification of related person transactions and other conflict of interest matters are based on our Guidelines and our Code of Ethics, which apply to all directors, officers and employees of WBD. Among other things, our Guidelines provide that when a director has an actual or potential conflict of interest, the director should promptly inform the Chief Executive Officer, the Chief Legal Officer and the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, or another independent committee of the Board designated by the Board, will resolve any conflict of interest involving a director, the Chief Executive Officer or any other executive officer. No related person transaction may be effected by WBD without the approval of the Nominating and Corporate Governance Committee or another independent committee designated by the Board. For purposes of our Guidelines, a “related person transaction” refers to any transaction which WBD would be required to disclose pursuant to Item 404 of Regulation S-K.

In evaluating potential related person transactions, the Nominating and Corporate Governance Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the approximate total dollar value of, and extent of the related person’s interest in, the transaction;

•	whether the transaction would be undertaken in our ordinary course of business;

•	whether the transaction is proposed to be entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party; and

•	the purpose of, and potential benefits to the Company of, the transaction.

In the ordinary course of business during 2024, we were a party to certain business transactions with institutions affiliated with members of our Board. Management believes, and the Nominating and Corporate Governance Committee concurred, that the terms and conditions of the transactions were no more and no less favorable to us than the terms of similar transactions with unaffiliated institutions to which we are, or expect to be, a party. Those transactions that are required to be disclosed under rules promulgated by the SEC are described below.

We have a commercial business relationship with SoFi Technologies, Inc. (or its predecessor, Social Finance, Inc.) (“SoFi”), where Anthony J. Noto, a member of our Board, serves as chief executive officer. From time to time, SoFi purchases advertising on our platforms, on customary rates and terms. During 2024, we received approximately $20 million in revenue from SoFi.

We have a commercial business relationship with Angi, Inc. (“Angi”), where Joseph M. Levin, a member of our Board, served as chief executive officer for an interim period ending on April 30, 2024. From time to time, Angi purchases advertising on our platforms, on customary rates and terms. During the period in 2024 when Mr. Levin served as CEO of Angi, we received approximately $1.8 million in revenue from Angi.

We have a commercial business relationship with Wiz, Inc. (“Wiz”), where Fazal F. Merchant, a member of our Board, serves as president and chief financial officer effective as of January of 2025. From time to time, we purchase cybersecurity software as a service from Wiz, on customary rates and terms. During 2025, we anticipate paying approximately $2.3 million to Wiz.

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The daughter of David M. Zaslav, our CEO, was employed by us during 2024 as a producer for CNN. She has served in this position since 2019, prior to the closing of the WarnerMedia Transaction in 2022. Her total compensation in fiscal year 2024 exceeded the $120,000 reporting threshold. The compensation she received was consistent with the level and type of compensation provided to other employees in similar positions.

The daughter of Debra L. Lee, a member of our Board, was engaged by us during 2024 as a writer and producer for a television program produced by Warner Bros. Television. Her total compensation in fiscal year 2024 exceeded the $120,000 reporting threshold. The compensation she received was based on the Writers Guild of America fee scale and was consistent with the amount of compensation provided to other writers and producers in similar positions.

In 2024, we made payments to Steven Miron (who served on our Board through March 2024), and Robert Miron (an immediate family member of Steven Miron), in connection with litigation relating to the WarnerMedia Transaction. The lawsuit named certain of our former directors (including the Mirons) and Advance/Newhouse as defendants and generally alleged that the former directors and Advance/Newhouse breached their fiduciary duties in connection with the WarnerMedia Transaction (the “Stockholders Litigation”). The parties agreed to settle the Stockholders Litigation in July 2024. We paid the Mirons the combined sum of $25.0 million in satisfaction of potential claims for advancement and indemnification relating to the Stockholders Litigation.

2025 PROXY STATEMENT	37

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Director Compensation

The Compensation Committee reviews compensation for our non-employee directors and recommends any changes to such compensation to the full Board for approval. The components of our non-employee director compensation are cash fees and equity awards. The Board believes that appropriate compensation levels help attract and retain superior candidates for Board service and that director compensation should be weighted toward equity-based compensation to enhance alignment with the interests of our stockholders. Employee directors do not receive any compensation for their Board service. Currently, Mr. Zaslav is the only director who is also a Company employee.

2024 Director Compensation Program

The following tables show the cash and equity compensation that was in effect in 2024.

Board Service Compensation
Annual Cash Retainer
Board Chair	$300,000
Board Member	$125,000
Annual Equity Grant (Restricted Stock Units)
Board Chair	$220,000
Board Member	$220,000

Committee Service Compensation
Annual Cash Retainer
Audit Committee Chair	$40,000
Audit Committee Member	$20,000
Compensation Committee Chair	$35,000
Compensation Committee Member	$20,000
Nominating and Corporate Governance Committee Chair	$25,000
Nominating and Corporate Governance Committee Member	$10,000

Changes to Director Compensation Program for 2025

In December 2024, after reviewing non-employee director compensation at our peer group companies and in consultation with its independent compensation consultant, the Compensation Committee recommended, and the Board subsequently approved, changes to the director compensation program for 2025 to reduce the annual cash retainers for Board service by $20,000 and to increase the amount of the annual equity grant by $20,000. This change was made to further align our director compensation program with stockholder interests. No changes were made to the retainers for Committee service. The new Board service retainers are set forth below.

2025 Board Service Compensation (adopted December 2024)
Annual Cash Retainer
Board Chair	$280,000
Board Member	$105,000
Annual Equity Grant (Restricted Stock Units)
Board Chair	$240,000
Board Member	$240,000

2025 PROXY STATEMENT	43

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Cash Compensation

Cash compensation for non-employee directors consists solely of the annual cash retainers described above. Annual cash retainers are paid in quarterly installments. The cash retainer paid to non-employee directors who are elected or appointed mid-year is prorated based on the quarter in which they join the Board or applicable committee.

Non-employee directors may elect to receive shares of our common stock in lieu of their cash retainer (or any portion thereof). If a director so elects, such shares of common stock are issued each quarter at the same time such cash retainer would have been paid. The number of shares of common stock received in lieu of cash is calculated by dividing the dollar amount of the applicable cash retainer by the closing price of our common stock on the date of issuance. In 2024, no director made this election.

Equity Compensation

Non-employee directors receive stock-based compensation under our 2005 Non-Employee Director Incentive Plan (the “Director Incentive Plan”) as it may be amended from time to time. Our Board determined for 2024 that the equity grants to directors should consist solely of restricted stock units (“RSUs”) of common stock. Annual equity grants for 2024 were made on June 5, 2024. Equity awards for directors who are elected or appointed after the most recent annual stockholders’ meeting are prorated based on when they join the Board. The number of RSUs is calculated by dividing the dollar amount of the grant by the closing price of our common stock on the last business day prior to the grant date. Our Board has implemented a cap of $750,000 on individual director annual equity award grant date value. RSUs granted in 2024 will vest 100% on the earlier of the one-year anniversary of the grant date and the date of the 2025 Annual Meeting, assuming continued service to such date of vesting. The RSUs granted to our directors do not include the right to receive cash dividends.

Deferred Compensation

The Company maintains the Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan (the “Deferral Plan”), a non-qualified deferred compensation plan, which allows each non-employee director to elect to defer up to 100% of his or her cash compensation with respect to a specific calendar year in which the non-employee director will receive such compensation (the “Plan Year”). In addition, under the Director Incentive Plan, each non-employee director may elect to defer up to 100% of his or her equity compensation with respect to the Plan Year. Any such election must be made by the non-employee director prior to the beginning of the Plan Year by executing a deferral agreement specifying the time and form of payment for amounts deferred for such Plan Year. The deferral agreement becomes irrevocable at the end of the period preceding the Plan Year. Non-employee directors who elect to defer any portion of their cash compensation have the ability to invest such deferred amounts by selecting from a range of investment crediting options available under the Deferral Plan, including an option to invest in notional shares of WBD stock which settle in shares of stock at distribution. Messrs. Di Piazza, Gould and Newhouse elected to defer receipt of their respective cash retainers payable to them during 2024. Messrs. Di Piazza and Newhouse elected to invest their respective deferred cash retainers in notional shares of WBD stock. Messrs. Di Piazza, Gould and Malone and Ms. Price elected to defer the settlement of their respective annual RSU grants made in 2024.

Other Director Compensation Matters

We do not have any pension or retirement plans for our non-employee directors. Non-employee directors are reimbursed for out-of-pocket costs for attending each meeting of the Board or any Board committee of which they are a member, including airfare, whether by commercial or private aircraft. Under the Guidelines, the Company encourages the participation of all directors in continuing education programs, at the Company’s expense, that are relevant to the business and affairs of the Company and the fulfillment of the directors’ responsibilities as members of the Board and its committees.

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The Company provides a charitable contribution matching program through which we match contributions made by our non-employee directors to eligible charitable organizations up to a maximum of $20,000 for each director per fiscal year. In order to be matched, the contribution must be tax-deductible by the Company. The program is designed to match contributions to educational, arts and cultural institutions that have been approved by the Internal Revenue Service as tax-exempt institutions to which contributions are deductible for federal income tax purposes. Certain types of contributions and institutions would not be eligible for matching, such as tuition payments, contributions made to family foundations or other charitable foundations or organizations that are affiliated with a non-employee director, or membership or alumni association dues. Matching contributions under this program are included below in the 2024 Director Compensation Tables under the “All Other Compensation” column.

Board of Directors Stock Ownership Policy

Our Board maintains a stock ownership policy that requires each director to hold a specified amount of our stock, calculated as a multiple of five times the then-current annual cash retainer for Board service, exclusive of any additional retainer with respect to committee or other service. Each director is required to reach the stock holding target within five years after joining the Board. Our Board determined that any shares of our stock beneficially owned by the director, as well as unvested awards of RSUs and deferred stock awards, but not shares underlying stock options, would be counted for purposes of meeting the stock holding target. Once a director meets the target, the director is expected to maintain holdings at the target for as long as he or she remains a Board member. Our Board may take any appropriate action to support the intent of the policy, including requiring a director to retain a percentage of shares pursuant to stock option exercises or vesting events in future years. All directors serving on the Board at December 31, 2024 had reached and maintained the stock holding target or were on track to do so.

2025 PROXY STATEMENT	45

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2024 Director Compensation Tables

The following tables summarize the compensation provided to all persons who served as non-employee directors during 2024.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
L. Chen	135,000		221,610		51,616	(5)	408,226
S. Di Piazza	320,000	(3)	221,618	(4)	—		541,618
R. Fisher	155,000		221,610		36,030	(6)	412,640
P. Gould	170,000		221,610		—		391,610
D. Lee	145,000		221,610		55,848	(7)	422,458
K. Lowe	165,000		221,610		27,551	(8)	414,161
J. Malone	150,000		221,610		—		371,610
F. Merchant	155,000		221,610		80,514	(9)	457,124
S. Miron	36,250	(2)	—		—		36,250
$. Newhouse	33,750	(2) (3)	—		—		33,750
P. Price	165,000		221,610		63,988	(10)	450,598
D. Sanchez	31,250	(2)	163,200		—		194,450
G. Yang	145,000		221,610		27,586	(11)	394,196

(1)

The aggregate grant date fair value of the RSU awards made to non-employee directors in 2024 was $2,379,300, as calculated in accordance with FASS ASC Topic 718. At December 31, 2024, the non-employee directors held unvested RSUs as follows:

Name	Unvested RSUs
L. Chen	26,700
S. Di Piazza	26,700
R. Fisher	26,700
P. Gould	26,700
D. Lee	26,700
K. Lowe	26,700
J. Malone	26,700
F. Merchant	26,700
P. Price	26,700
D. Sanchez	20,000
G. Yang	26,700

(2)	Partial year. Messrs. Miron and Newhouse retired from the Board effective March 29, 2024. Mr. Sanchez joined the Board effective October 1, 2024.
(3)

Elected to defer 100% of cash retainer payments for 2024 and invest such amounts in notional shares of WBD stock under the Deferral Plan, which will result in distribution to each such director at the time of settlement of the following number of WBD shares: 37,098 for Mr. Di Piazza and 3,866 for Mr. Newhouse.

(4)

Includes $8.25 which reflects the amount by which the aggregate value of notional shares received in lieu of cash retainer was higher than the aggregate amount of the cash retainer foregone by Mr. Di Piazza.

(5)

In 2024, the Company was a media partner to the 2024 Paris Olympic Games (the “Games”) and invited the members of the WBD board to attend the Games to help host key WBD business partners and clients and enhance those business relationships. Non-employee directors who attended the Games had the option to bring a guest whose flights and other expenses were paid for by the Company (the “Olympics Hospitality Program”). Includes $24,130 for the Olympics Hospitality Program and $27,486 for reimbursement of tax liabilities associated with the Olympics Hospitality Program.

(6)

Includes $19,456 for the Olympics Hospitality Program, $11,574 for reimbursement of tax liabilities associated with the Olympics Hospitality Program and $5,000 for a matching charitable contribution made by the Company on behalf of Mr. Fisher.

(7)	Includes $30,716 for the Olympics Hospitality Program and $25,132 for reimbursement of tax liabilities associated with the Olympics Hospitality Program.
(8)	Includes $19,206 for the Olympics Hospitality Program and $8,345 for reimbursement of tax liabilities associated with the Olympics Hospitality Program.
(9)	Includes $46,819 for the Olympics Hospitality Program for two guests and $33,695 for reimbursement of tax liabilities associated with the Olympics Hospitality Program.
(10)

Includes $20,511 for the Olympics Hospitality Program, $23,362 for reimbursement tax of liabilities associated with the Olympics Hospitality Program and $20,000 for a matching charitable contribution made by the Company on behalf of Ms. Price.

(11)	Includes $15,172 for the Olympics Hospitality Program and $12,414 for reimbursement of tax liabilities associated with the Olympics Hospitality Program.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) analyzes and discusses our executive compensation programs and provides information about the compensation we paid to our CEO, Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers who were serving as executive officers at fiscal year-end (December 31, 2024) (collectively with the CEO and CFO, the “Named Executive Officers” or “NEOs”). The Compensation Committee (referred to in this CD&A as the “Committee”) of the Board oversees all aspects of NEO compensation.

Our NEOs for 2024 are:

Compensation Philosophy and Practices

Compensation Philosophy

Our compensation philosophy is to pay for performance, encourage excellence, retain our high-performing executive talent across the blended organization and reward executives who deliver.

Our executive compensation programs are designed to implement our pay-for-performance compensation philosophy, as follows:

•	Align Interests: ensure a strong alignment of the interests of our stockholders and employees;

•	Pay for Performance: design incentives that are earned in line with short-term and long-term performance;

•	Reward Competitively: pay competitively, across salary grades and geographies; and

•	Attract and Retain World-Class Talent: retain high-performing individuals whose actions create long-term stockholder value.

2025 PROXY STATEMENT	51

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NEO Target Compensation Mix

Our Compensation Committee has designed the executive compensation program based on our compensation philosophy with a significant majority of target total direct compensation for each NEO delivered in performance-based pay. The charts below for fiscal year 2024 demonstrate the balance between cash and equity compensation, and annual and long-term incentive awards, underscored by all pay elements other than base salary being at risk.

Stockholder Engagement and Board Responsiveness

Our Board values stockholder feedback and is committed to robust stockholder outreach. Stockholder feedback is conveyed to the full Board and respective committees of the Board and informs the Board and Board committees discussions and decisions.

Following our 2024 Annual Meeting, we:

Offered engagement to stockholders representing	Engaged in substantive discussions with stockholders representing	Our independent directors participated in
46%	36%	100%
of outstanding shares	of outstanding shares	of engagement meetings

Our independent Board Chair, Mr. Di Piazza, and our Compensation Committee Chair, Mr. Gould, led the engagement meetings along with representatives from our Investor Relations and Legal teams.

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We received feedback on, and took action related to, several aspects of our executive compensation program:

What We Heard	What We Did	Why Its’s Impactful
• WBD should enhance pay-for-performance linkage of executive compensation • Investors want incentives to be earned based on performance against preset goals

•

CEO Annual Bonus: Transitioned away from guaranteed bonus to ensure outcomes are solely driven by Company performance against preset financial and strategic goals

•

Other NEO Annual Bonus: Modified 2025 Incentive Compensation Program (“ICP”) to emphasize objective and measurable performance with initial awards determined entirely by financial performance that may be modified up or down by individual or strategic performance achievements

•

Adjusted ICP payout scale to better align with prevailing market practice

•

Replaced Performance Pool utilized in prior years to recognize high-performing executives with a rigorous Individual Performance Multiplier that is only applied after assessment of performance versus financial goals

•

Enhances alignment of annual incentive payouts with preset Company performance goals

•

Ensures that payouts for other NEOs are based on individual performance and are contingent upon the achievement of rigorous, pre- determined corporate financial goals and assessment of performance versus rigorous preset individual goals

• WBD should enhance utilization of performance-based long- term incentives • Investors want metrics to align with TSR/stock price

•

Maintained CEO annual equity to consist 100% of PRSUs

•

Ensured a significant portion of annual equity awards were in the form of PRSUs for other NEOs

•

Strengthened TSR modifier to have a greater impact on payouts and better align with prevailing market practice

• Ensures executives focus on Company performance against preset goals, with ultimate payouts based on stock price performance

• WBD should eliminate Supplemental Equity grants to NEOs	• Eliminated all NEO Supplemental Equity grants effective 2026	• Responds directly to feedback • Aligns executive compensation program with peers

Executive Compensation Program Updates

Since the closing of the WarnerMedia Transaction in 2022, the Committee has been focused on ensuring that the evolution of our compensation program is aligned with the Company’s strategic goals, and has worked to reengineer compensation arrangements and programs that were put in place at or prior to the time of the closing of the WarnerMedia Transaction in 2022.

Since the 2024 “Say on Pay” vote, WBD and the Committee have:

•	engaged in extensive stockholder outreach to elicit feedback (as outlined above),

•

appointed new leadership within our People & Culture function, including a new leader for our total rewards team which develops and oversees executive compensation strategy from the management perspective,

2025 PROXY STATEMENT	53

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•	conducted a comprehensive review of practices at peer companies led by the Committee’s independent compensation consultant, and

•	continued the transformation of our compensation program with changes being implemented in 2024, 2025, and 2026.

2024: WBD’s Incentive Compensation Program (“ICP”) was amended to introduce a strategic performance element for all employees to better align with the cash bonus program already in place for the CEO and CFO. Cash bonuses for NEOs who participated in the ICP in 2024 were calculated as follows:

In addition, the Committee increased the performance period for PRSUs awarded in 2024 to incorporate a two-year (vs. one-year) free cash flow (“FCF”) performance goal for the NEOs (other than the CEO). The Committee believes a two-year performance period is appropriate in light of challenging macroeconomic conditions and the evolving media landscape, both of which are beyond the control of management and make a two-year performance period a more sustainable metric for our plan. These PRSUs are also subject to an additional three-year relative TSR modifier.

2025: The Committee designed a new executive compensation program, beginning in 2025, that it believes will more effectively align pay and performance (both Company performance and individual performance), is consistent with prevailing pay practices in our industry, incents our executives and employees to achieve the over-arching corporate financial objectives that are important to the success of the enterprise as well as the individual strategic objectives established for their own success and development, and rewards above-target performance and exceptional accomplishments. Annual cash bonuses for NEOs who participate in the ICP in 2025 will be calculated as follows:

For the 2025 ICP, the Committee modified the payout scale to increase the level of performance required for a minimum payout and also increase the potential payout for “above target” performance to better align with market practice.

The Committee also modified the scale for the Relative TSR modifier that will be applied to the PRSU awards made in 2025 to the NEOs (other than the CEO). In response to investor feedback, the Committee took action to strengthen the Relative TSR payout curve and adjusted the modifier between the 25th percentile and the 75th percentile to better align with market practice and to maintain the strong performance orientation of the Relative TSR Modifier.

2026: The Committee, with effect from 2026, also approved the elimination of the annual Supplemental PRSUs which were originally adopted in 2023.

The table below outlines the transformation of our executive compensation structures since the closing of WarnerMedia Transaction in 2022.

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WBD Executive Compensation Transformation

Pay Element	2023	2024	2025	Impact of Action
Short-term incentives revamped to align payouts with Company and Individual Performance against preset goals while balancing the need to attract and retain high performing executives.

Annual Bonus for CEO	Guaranteed Target Payout	2024 Bonus: 70% Financial 30% Strategic ELIMINATED Guaranteed Payout	2025 Bonus: 70% Financial 30% Strategic	Payouts aligned with performance against ambitious preset goals

	2023 Bonus 100% Financial	2024 Bonus 70% Financial 30% Strategic

2025 Bonus

Annual bonus determined by multiplying NEO target bonus by a Company performance factor (based 100% on preset financial metrics) and then by an additional individual performance factor (based on pre-determined individual goals)

Annual Bonus for Other NEOs	Discretionary Performance Pool to reward high- performers		Adjusted payout scale to better align with market practice	Payouts aligned with performance against ambitious preset goals and rigorous individual performance assessment

		ELIMINATED Below-target funding for Performance Pool	ELIMINATED Performance Pool; ADOPTED Individual Performance Multiplier based on Pre- Determined Goals

Long-term incentives enhanced to focus on multi-year performance goals while balancing the need to reward executives competitively and aligning executives’ interests with long-term stockholders.

CEO Annual Equity	100% PRSUs	100% PRSUs	100% PRSUs	Maintain strong pay-for- performance focus

Other NEO Annual Equity	50% PRSUs 25% RSUs 25% Stock options	50% PRSUs 25% RSUs 25% Stock options	50% PRSUs 25% RSUs 25% Stock options	Maintain strong alignment of payouts with Company performance and stockholder value creation with updates to PRSU performance incentives described below

NEO Supplemental Equity	100% PRSUs	100% PRSUs	100% PRSUs	ELIMINATING in 2026 to align with peers

		Two-year FCF with 3 -year TSR modifier	Two-year FCF with 3-year TSR modifier

PRSUs to NEOs (other than the CEO)	One-year FCF with 3-yearTSR modifier	LENGTHENED Performance Period	MODIFIED TSR payout curve to strengthen performance orientation and better align with market practice	Enhance long-term focus on Company performance

2025 PROXY STATEMENT	55

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NEO Employment Agreements

The table below summarizes the compensatory terms of the current employment agreements for our NEOs. Mr. Zaslav’s agreement was originally entered into in May 2021 in connection with signing the definitive merger agreement and other documents relating to the WarnerMedia Transaction. The agreements with the other NEOs were entered into at or near the time of closing the WarnerMedia Transaction in 2022; we extended the term of Mr. Zeiler’s agreement in February 2025 with no changes to the compensatory terms or other material provisions.

	David Zaslav	Gunnar Wiedenfels	Bruce L. Campbell	Jean-Briac Perrette	Gerhard Zeiler(2)
Expiration	December 31, 2027	July 10, 2026	July 8, 2025	August 1, 2025	April 7, 2028
Base Salary(1)	$3,000,000	$2,000,000	$2,500,000	$2,500,000	$1,800,000
Target Cash Bonus	$22,000,000	175% of Base Salary	200% of Base Salary	200% of Base Salary	178% of Base Salary
Equity Target Value	$23,500,000	$8,000,000	$8,500,000	$8,500,000	$6,000,000
Equity Form	PRSUs	Annual equity awards to be provided in the same form and type as other similarly situated executives

(1)

Base Salary is as set forth in the applicable employment agreement. NEO base salaries (other than for the CEO) are subject to review and adjustment by the Committee, at its discretion, as part of the Annual Base Salary Review. Adjusted 2024 base salary amounts for our NEOs (other than our CEO) are set forth in the section titled “Base Salary” below; there were no merit increases to NEO base salaries for 2025.

(2)	In 2024, Mr. Zeiler resided in Austria and his salary was delivered in Euros; the amounts provided above reflect the conversion to United States dollars.

In each of these agreements, our NEOs are subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of the agreement and, depending on the circumstances of termination, for a period thereafter. The summaries of the NEO employment agreements provided below are qualified in their entirety by reference to the full text of the applicable NEO employment agreement, each of which is filed as an exhibit to the 2024 Form 10-K.

NEO Compensation in 2024

2024 Performance Highlights

2024 was a year of significant transformation and evolution for WBD, highlighted by our December announcement to restructure the Company to improve strategic flexibility and unlock future stockholder value. Under the new corporate structure, WBD will operate two distinct divisions:

•	Global Linear Networks: A premier linear television business that operates some of the most renowned networks with compelling news, sports, scripted and unscripted programming.

•	Streaming & Studios: A globally scaled streaming platform and storied film and entertainment studios with a portfolio of some of the world’s most beloved intellectual property.

The new structure will enhance clarity and focus and create optionality to pursue further value creation opportunities for both divisions. This strategic shift followed significant stockholder engagement and a comprehensive review of our portfolio by the Board.

Despite ongoing industry-wide challenges, we made significant progress throughout the year, including:

•	Reduced outstanding debt by approximately $4.4 billion during 2024, bringing us to a total of approximately $16.7 billion of outstanding debt repaid since the WarnerMedia Transaction in 2022;

•	Recorded strong full-year Adjusted EBITDA of $677 million in our DTC segment, adding 19 million global subscribers primarily driven by our highly-successful international rollout of Max;

•	Delivered numerous Studios hits, including:

•	Dune: Part Two, WBD’s top grossing movie of 2024, with over $700 million in the global box office, and

•	The Penguin, which ranks as one of the top three most viewed original debut seasons on Max and represents the powerful potential for collaboration among DC Studios, Max and Warner Bros. Television.

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•

Continued to produce award-winning content at Warner Bros. Television, HBO and Warner Bros. Motion Picture Group, resulting in 16 primetime Emmy®Awards, as well as four Golden Globe®Awards and two Academy Awards®.

We also made significant announcements related to our Linear business in 2024, including:

•

Multi-year renewal agreements with major pay-TV providers domestically, which will continue to generate overall affiliate rate increases while providing access to DTC apps and/or accommodate greater packaging flexibility in line with industry trends to support the longer-term health and sustainability of the linear ecosystem.

•

Resolution of our negotiations with the NBA and entry into a far more efficient long-term relationship with the league for rights to NBA games in certain international markets as well as rights to NBA digital highlights globally for Bleacher Report. At the same time, through adjacent negotiations with ESPN, we will continue to produce the iconic Inside the NBA franchise and gain rights to certain Big XII football and basketball games.

Elements of 2024 Compensation

Total direct compensation for the NEOs in 2024 consisted of:

Pay Elements	Key Features	Rationale	Committee Actions
Base Salary	• Fixed annual cash amount, reviewed annually in the first 90 days of the calendar year	• Attract and retain high-performing executives with competitive base salaries that provide financial stability	• Increased 2024 NEO base salaries (other than the CEO) by 4.0% in line with adjustments for broader organization • No merit increases to NEO base salaries for 2025

Annual Cash Bonus

•

Company-wide annual performance-based cash compensation

•

For NEOs, 100% of bonus is performance-based: 70% is contingent on Company financial performance and 30% on individual performance against preset goals

• lncentivize and competitively reward executives for actions that deliver sustainable stockholder value

•

Paid annual cash bonuses for 2024 based on Committee’s assessment of 2024 performance versus preset financial goals

•

For NEOs, each executive’s individual performance was also assessed against preset strategic goals

Long-Term Incentive Awards

•

PRSUs for CEO that vest based on 1-year FCF performance, with modifier based on over-delivery of FCF

•

PRSUs for NEOs (other than the CEO) that vest based on 2-year FCF performance, with 3-year Relative TSR performance modifier

		• Reward executives for multi-year financial performance • Align payout with long-term stockholder value creation • Align interests of executives with those of long-term stockholders	• 100% of Mr. Zaslav’s 2024 annual equity grant was in PRSUs • 50% of each other NEO’s 2024 annual equity grant was in PRSUs

	• RSUs and stock options that vest ratably over the first three anniversaries of the grant date for NEOs other than the CEO	• Strengthen the alignment of interests of executives with those of long-term stockholders • Ensure value realized by NEOs is aligned with incremental stockholder value creation	• 25% of each other NEO’s 2024 annual equity grant was in RSUs • 25% of each other NEO’s 2024 annual equity grant was in stock options

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Base Salary

In February 2024, as part of the 2024 Annual Base Salary Review, the Committee decided to provide each NEO (other than the CEO) with a 4% merit increase to his base salary. The CEO’s base salary is set, per the terms of his employment agreement, at $3 million through December 31, 2027.

The Committee decided to award merit increases to the other NEOs based on the CEO’s recommendation, with reference to the WBD Peer Group market data. This increase was also in line with merit increases for the broader employee population. The NEOs base salaries, following the 2024 Annual Base Salary Review are set forth below. There were no merit increases to 2025 base salaries for NEOs following the 2025 Annual Base Salary Review.

•	Mr. Zaslav: $3,000,000 (as set forth in his employment agreement)

•	Mr. Wiedenfels: $2,142,400

•	Mr. Campbell: $2,678,000

•	Mr. Perrette: $2,678,000

•	Mr. Zeiler: $1,876,485 (In 2024, Mr. Zeiler resided in Austria and his salary was delivered in Euros; this amount reflects conversion to U.S. dollars)

Annual Cash Bonus Awards

The Compensation Committee has designed an annual bonus program that incentivizes all employees, including the NEOs, for actions that are aligned with our strategy, and rewards them in line with Company and individual performance against preset goals. Annual targets, metrics and respective performance goals are established at the beginning of each annual performance cycle. Following the completion of the performance period, the Committee then evaluates performance against the preset goals to certify and approve a cash bonus payout for each participant.

NEOs other than our CEO and CFO participate in the ICP, while the CEO and CFO participate in a separate bonus program, which in the case of the CEO is governed by his employment agreement. As part of its commitment to ensuring all NEOs are aligned, for performance year 2024, the Committee aligned the structure of the ICP with that of the bonus program applicable to the CEO and CFO, as outlined in the table below.

Alignment of ICP for NEOs with Annual Bonus for CEO and CFO

	Executives	Financial Metrics (70%)	Strategic Goals (30%)
Annual Cash Bonus Plan	CEO and CFO	• Adjusted EBITDA • Net Revenue • Year-End Paid DTC Subscribers	Specific to each of the CEO and CFO

ICP	Other NEOs	• Adjusted EBITDA	Specific to each other NEO

• Net Revenue

• Year-End Paid DTC Subscribers

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2024 Financial Metrics

For 2024, the Committee selected the following financial metrics to underpin the annual cash bonus, with the respective weighting for our CEO and CFO outlined in the table below:

Financial Metric	Weighting	Definition & Committee Rationale
Adjusted EBITDA(1)	60%	Alignment with WBD Strategy: Adjusted EBITDA is the core financial measure that investors consider to be an important measure of our financial health and overall performance. Adjusted EBITDA, along with net debt, reflects our leverage ratio the reduction of which has been a key priority for WBD since 2022. The Committee believes that having the largest portion of our executives’ cash bonuses tied to an Adjusted EBITDA target aligns compensation with stockholder interests, incents management to maintain focus on reducing leverage and motivates our executives to achieve outcomes that will drive stockholder value.

Net Revenue	30%

Alignment with WBD Strategy: Revenue is another key financial metric that WBD uses to communicate our business performance to our investors.

The Committee believes that weighing this metric at 30% appropriately focuses management on top-line performance given that achieving revenue targets is important to overall financial health and ability to execute our strategy to maintain.

Year-End Paid DTC Subscribers(2)	10%

Alignment with WBD Strategy: A key component of our strategy is to grow our DTC businesses and paid subscribers is one of the key metrics that we and investors use to measure viability and success in streaming. Paid subscribers is also one of the metrics that we regularly use when we describe our streaming business to investors and other stakeholders.

The Committee weighted this metric at 10% because our strategy is focused on growing our streaming business profitably and generating revenue from our streaming business, not merely acquiring and growing subscribers.

(1)

Adjusted EBITDA is defined as operating income excluding (i) employee share-based compensation; (ii) depreciation and amortization; (iii) restructuring and facility consolidation;(iv) certain impairment charges; (v) gains and losses on business and asset dispositions; (vi) third-party transaction and integration costs; (vii) amortization of purchase accounting fair value step-up for content; (viii) amortization of capitalized interest for content; and (ix) other items impacting comparability.

(2)

A DTC Subscription is defined as: (i) a retail subscription to discovery+, HBO, HBO Max, Max, or a Premium Sports Product (defined below) for which we have recognized subscription revenue, whether directly or through a third party, from a direct-to-consumer platform; (ii) a wholesale subscription to discovery+, HBO, HBO Max, Max, or a Premium Sports Product for which we have recognized subscription revenue from a fixed-fee arrangement with a third party and where the individual user has activated their subscription; (iii) a wholesale subscription to discovery+, HBO, HBO Max, Max, or a Premium Sports Product for which we have recognized subscription revenue on a per subscriber basis; (iv) a retail or wholesale subscription to an independently-branded, regional product sold on a stand-alone basis that includes discovery+, HBO, HBO Max, Max, and/or a Premium Sports Product, for which we have recognized subscription revenue (as per (i)-(iii) above); and (v) users on free trials who convert to a subscription for which we have recognized subscription revenue within the first seven days of the calendar month immediately following the month in which their free trial expires. We define a “Premium Sports Product” as a strategically prioritized, sports-focused product sold on a stand-alone basis and made available directly to consumers. The current “independently-branded, regional products” referred to in (iv) above consist of TVN/Player and BluTV. Subscribers to multiple WBD DTC products (listed above) are counted as a paid subscriber for each individual WBD DTC product subscription. The aggregate number of DTC Subscriptions are “Paid DTC Subscribers.”

2024 Adjustments to Financial Performance

The Committee annually reviews potential adjustments to performance against the financial metrics. The principle applied in deciding whether to apply an adjustment is to ensure that the bonus calculation reflects the impact of actual operational decisions made by management but excludes the impact of events over which management has little or no influence and excludes the impact of items that were not considered at the time the targets were set. Adjustments for currency fluctuations are made to ensure that the results are currency neutral.

In 2024, based on the two unique and non-recurring events described below, the Committee determined it was appropriate to make an adjustment to performance:

•

Venu Joint Venture: The Venu joint venture was originally slated to formally launch and begin airing programming in August 2024. The launch was delayed due to litigation filed by a distributor, who also ceased its carriage of several of our networks during 2024. The launch delay, loss of carriage, and costs of defending the litigation, all of which were unanticipated by management and unexpected, negatively impacted our 2024 Revenue and EBITDA results.

In January 2025, the litigation was settled but the Venu joint venture was abandoned by the Company and its partners.

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•

Major Sports Strategy Change: During the spring and summer of 2024, WBD invested in new sports rights packages and programming which did not exist in the market previously and could not be foreseen or planned for at the time the financial targets were set in February 2024. This strategic change was implemented when these rights became available in order to maintain our value proposition with distributors if we were ultimately unsuccessful in our bid to retain the rights to air NBA games on our linear networks. These investments resulted in higher near-term costs as we transitioned our sports strategy, including costs relating to the sublicense fee for the College Football Playoffs and costs to acquire additional sports rights for TNT, which negatively impacted our 2024 EBITDA and FCF results.

The adjustments made by the Committee had the effect of increasing our 2024 Revenue, Adjusted EBITDA and FCF performance, including with respect to certain individual lines of business performance, for purposes of calculating cash bonuses and ICP awards (see discussion on page 59), as compared to our reported results, which ultimately increased the payout amount for 2024 cash bonus awards made to NEOs. The adjustments to FCF performance had no impact on the payout of LTl Awards, as our non-adjusted FCF performance exceeded the level required for these awards to vest (see page 68 for additional details). The adjustments also had no impact on Year-End Paid DTC Subscriber performance.

Determination of 2024 Annual Cash Bonus Awards

2024 Cash Bonuses to CEO and CFO

For each of Mr. Zaslav and Mr. Wiedenfels, 70% of his annual cash bonus opportunity shall be based on performance against financial metrics, and 30% based on performance against strategic measures.

The Committee determined that including all three WBD Corporate financial metrics described above was appropriate for the CEO and CFO given the scope of their responsibilities and direct impact on resource allocation decisions. The Committee established threshold (0% payout), target (100% payout) and above target (125% payout) amounts for each of the financial metrics and a payout scale that would determine the amount payable for achievement of results between the “threshold” and the “above target” amounts. The payout scale was designed to provide an “above target” payout only upon over-delivery of the relevant financial metric, with payout prorated for performance between the “threshold” and “above target” levels.

The table below outlines the financial metrics, targets, weighting and results for the cash bonuses to the CEO and CFO for 2024.

		Threshold	Target	Above Target	Actual
Financial Metrics for CEO/CFO	Weighting	(20% payout)*	(100% payout)	(125% payout)*	Achievement**
Net Revenue($ in millions)	30%	$28,279	$40,399	$44,439	$39,589
Adjusted EB/TOA($ in millions)	60%	$6,300	$9,000	$9,900	$9,324
Year-End Paid DTC Subscribers(# in millions)	10%	71.8	102.6	112.9	116.9

*

The Committee established threshold (0% payout), target (100% payout) and above target (125% payout) amounts for each of the financial metrics and a payout scale that would determine the amount payable for achievement of results between the “threshold” and the “above target” amounts. The payout scale was designed to provide an “above target” payout only upon over-delivery of the relevant financial metric, with payout prorated for performance between the “threshold” and “above target” levels. Performance below “threshold” would result in no payout. The Committee established the payout scale and targets for the cash bonuses to the CEO and CFO in February of 2024, and believes that the payout scale was appropriate considering pay practices at other peer companies and that the targets were rigorous and consistent with our internal 2024 budget. Payments beyond the “above target” amount may be made at the Committee’s discretion; the Committee did not use its discretion to make any payments beyond the “above target” amount for 2024 performance.

**	“Actual Achievement” shown below is after the adjustments described above starting on page 59.

The determination as to whether 2024 financial metrics for the CEO and CFO cash bonuses were met was made in the 2024 Annual Bonus Review during the first quarter of 2025, following review of the full-year 2024 financial results. Based on the performance against the three WBD Corporate financial metrics and the payout scale applicable to the CEO and CFO, the payout for the portion of the CEO’s and CFO’s 2024 cash bonus that is based on financial metrics was 105.9% of target.

2024 Strategic Goals for CEO and CFO and Assessment of Performance

The Committee develops preset annual individual strategic goals for Mr. Zaslav related to our enterprise-wide priorities, and for Mr. Wiedenfels based on the priorities in his role as CFO. The Committee sets updated goals each year based on changing priorities, and there is variation from year to year in both the substance of the annual goals and how they are weighted. The weighting reflects the Committee’s determination of the relative priority of each of these goals. These strategic goals are designed to incent the CEO and CFO to take actions that create long-term value for stockholders and provide a competitive advantage for WBD, and complement the financial goals and the separate strategic goals for the CEO’s PRSU awards.

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In February 2025, the Committee also reviewed the CEO’s and CFO’s achievement of their respective strategic goals, considering the CEO’s and CFO’s self-assessments and, with respect to Mr. Wiedenfels, the input of the CEO and with respect to Mr. Zaslav, the input of the Board. With respect to the strategic goals, the Committee determined that each of Mr. Zaslav and Mr. Wiedenfels had exceeded expectations and over-delivered with respect to their respective strategic goals and approved a payout for the portion of the CEO’s 2024 cash bonus that is based on strategic metrics at 115% of target and a payout of 114% of target for the portion of the CFO’s 2024 cash bonus that is based on strategic metrics. In approving these payouts, the Committee specifically noted the following accomplishments for each of Mr. Zaslav and Mr. Wiedenfels:

David Zaslav

Category	Strategic Goals	Weighting	2024 Accomplishments
Corporate	• Complete integration pipeline; Implement cost controls to adjust cost to serve in declining linear revenue environment • Successfully onboard new executives • Enhance employee engagement scores	25%

•

Achieved incremental cost savings of $1.88 in 2024, significantly over delivering against internal goal

•

Delivered $4.4 billion of FCF(*) and retired $4.4 billion of debt in 2024, thereby reducing net leverage(*) below 4.0x Adjusted EBITDA(*) at end of 2024 $4.4 billion of debt in 2024, thereby reducing net leverage(*) below 4.0x Adjusted EBITDA(*) at end of 2024

•

Enhanced global content greenlight governance process and implemented “OneWBD” content performance dashboards ensuring WBD takes cross- company view of content when making capital allocation trade-offs

•

Successfully onboarded new executives and senior leaders in various functions and rolled out a revamped “People Pact,” an integrated people program that engages employees globally and year-round

Direct-to- Consumer	• Launch Max globally while increasing engagement in the US • Further optimize the news and sports experience	25%

•

Max successfully launched in 70 markets in 2024- including 39 in Latin America, 24 in EMEA, and 7 in APAC

•

Engagement as measured by median hours per active sub was up versus 2023

•

Leveraged learnings from initial news and sports launches on Max to successfully deliver Paris Olympics and CNN Election coverage; made strategic shifts with respect to availability of Sports & News content in various Max service tiers

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Category	Strategic Goals	Weighting	2024 Accomplishments
Studio	• Execute Theatrical, TV, and Games program development • Secure three big talents to WBD • Enhance motion picture slate	25%

•

WB Motion Pictures: Successes with Dune, GodzillaxKong and Beetlejuice, Beetlejuice

•

WBTV: Reclaimed its position as the industry’s #l supplier of live action TV to third parties

•

Games: Poor performance of certain titles was partially offset by strong catalog business and continued success of Hogwarts Legacy; took action to restructure gaming business and adopt new strategic focus areas

•

Talent: WB Motion Pictures and WBTV secured new deals or projects with several A-list actors, filmmakers and showrunners

•

Revamped greenlight process and managing slate to be more focused on proven IP

Networks	• Develop a plan to respond to linear ad sales pressure • Manage transition of affiliate value between linear and DTC model	25%

•

Built out advanced sales capabilities by launching proof of concept of data driven video product and our proprietary first- party data solution for marketers as a part of 24/25 upfront cycle

•

Share of digital/advance advertising revenues as a percent of total advertising increased (up over 50% year over year in US DTC)

•

Renewed distribution deals with the largest distributors with increases in carriage rates

•

Began to drive a shift in CNN revenues towards digital through new digital product launches

(*)	A non-GAAP financial measure; see Appendix D for additional details.

In addition to the accomplishments noted above, the Committee also noted that Mr. Zaslav:

•

Resolved WBD’s negotiations with the NBA, resulting in a more efficient long-term relationship with the league in which WBD retained valuable rights to NBA games in several international markets, as well as NBA digital highlights globally for Bleacher Report. He also led adjacent negotiations with ESPN whereby WBD will continue to produce its Inside the NBA franchise and gain rights to certain Big XII football and basketball games; and

•	Provided strategic leadership and guidance that led to the December 2024 announcement of WBD’s new corporate structure.

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Gunnar Wiedenfels

Category	Strategic Goals	Weighting	2024 Accomplishments
Capital Structure and Equity	• Manage capital structure and continued WBD de-levering	40%	• Exceptional leadership with respect to FCF generation and debt reduction, with $4.4 billion in FCF(*) generated in 2024 leading to $4.4 billion of debt retired during the year

Develop Strategic Options	• Generate and begin executing new (IMO) growth initiatives and strategic structural opportunities • Develop next wave of efficiency measures to protect financial results in budget	40%	• Delivered $1.8 billion in costs savings and integration synergies in 2024 while developing a pipeline for additional synergy capture in future years

Execute Finance Transformation	• Execute in-flight Capability Center initiatives • Deliver systems integrations	20%

•

Transitioned approximately 2,500 positions to Capability Centers during 2024, driving cost savings and advancing finance function transformation initiatives

•

Continued progress with respect to financial system integration: retired a legacy HR management tool in the US in 2024 and laid the foundation for its retirement globally by the end of 2025

(*)	A non-GAAP financial measure; see Appendix D for additional details.

In addition to the accomplishments noted above, the Committee also noted that Mr. Wiedenfels:

•	Provided thought leadership and led financial analysis to support December 2024 announcement of new corporate structure; and

•	Continued to establish disciplined culture of financial management and decision-making which enabled investments in global Max expansion and expanding WBD’s portfolio of sports rights.

When combining the funding levels based on achievement of WBD strategic metrics with those based on achievement of financial metrics, the resulting payouts, as a percentage of target, were 108.6% for Mr. Zaslav and 108.3% for Mr. Wiedenfels. The Committee also determined that Mr. Wiedenfels’ exemplary 2024 performance was worthy of a Performance Pool award. For a summary of the final bonus payout amounts and percentages for each of Mr. Zaslav and Mr. Wiedenfels, inclusive of the Performance Pool award to Mr. Wiedenfels, see page 68.

2024 Incentive Compensation Program– Other NEOs

The 2024 annual cash bonuses for Messrs. Campbell, Perrette, and Zeiler were based on the terms of the ICP. The ICP specifies various financial metrics depending on an employee’s role and business alignment. The aggregate amount payable to an individual under the ICP is calculated by:

•	first, determining the target bonus of each employee (the pre-established percentage of the employee’s base salary);

•

second, establishing the amount payable based on (a) our performance versus the ICP financial metrics and any applicable line of business performance measures, and (b) individual performance versus the strategic goals established for each NEO, as applied to the target bonus amount (such amount, the “ICP Payout Percentage”); and

•

third, adding to the total payout amount a specific dollar amount that is an allocation of the “performance pool” if applicable. The performance pool is available to allocate to high performers, with the amount available to allocate varying based on our overall financial performance and the Committee’s discretion.

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The 2024 annual cash bonus awards to Messrs. Campbell, Perrette and Zeiler were calculated as follows:

For the 2024 ICP, the Committee established threshold (0% payout), target (100% payout) and above target (110% payout) amounts for each of the ICP financial metrics and a payout scale that would determine the amount payable for achievement of results between the “threshold” and the “above target” amounts. The payout scale was designed to provide an “above target” payout only upon over-delivery of the relevant financial metric, with payout prorated for performance between the “threshold” and “above target” levels. Payments beyond the “above target” amount may be made at the Committee’s discretion; the Committee did not use its discretion to make any payments beyond the “above target” amount in 2024. Performance at or below “threshold” would result in no payout based on the payout scale. The Committee established the payout scale and targets for the ICP in February of 2024, following consultation with its independent compensation consultant, and believed that the payout scale was appropriate considering pay practices at other peer companies and that the targets were rigorous and consistent with our internal 2024 budget.

In 2024, the Committee continued its practice of tying a portion of ICP awards for NEOs who lead a line of business to the performance of their line of business and a portion to overall WBD performance. For Messrs. Campbell, Perrette and Zeiler, who lead lines of business, 30% of their 2024 ICP award was based on the performance of their line(s) of business and 40% of their 2024 ICP was based on the 2024 WBD Corporate financial metrics described above and set forth in the table below; the remaining 30% was based on the individual strategic goals. The Committee believed this was an appropriate and effective means to incent these NEOs to drive individual line of business performance while also focusing on those actions and initiatives that would lead to overall Corporate financial performance. The metrics chosen for each NEO’s line of business were the metrics the Committee believed were most important for the relevant lines of business to focus on in 2024.

WBD Corporate. The 2024 WBD Corporate ICP performance targets and weightings are set forth in the following table. The metric weightings are the same relative weightings used for the CEO and CFO cash bonuses and described above, but reduced to represent in the aggregate 40% of the weighting of the other NEOs ICP awards. The numbers in the tables below under “Actual Achievement” reflect the adjustments discussed above and are the same as those determined for the CEO and CFO.

WBD Corporate	Weighting	Threshold	Target	Above Target	Actual Achievement
Net Revenue($ in millions)	12%	$28,279	$40,399	$44,439	$39,589
Adjusted EBITDA ($ in millions)	24%	$6,300	$9,000	$9,900	$9,324
Year-End Paid DTC Subscribers(# in millions)	4%	71.8	102.6	112.9	116.9

Lines of Business (“LOBs”)

Mr. Campbell: Mr. Campbell’s 2024 ICP performance target was total revenue for the LOBs he oversees (US Ad Sales, US Affiliate Sales, US Third-Party Content Sales, Consumer Products, Themed Entertainment, DC Publishing, and e-commerce) and is set forth in the following table. The numbers in the tables below under “Actual Achievement” reflect the adjustments discussed above.

LOBs-Campbell	Weighting	Threshold	Target	Above Target	Actual Achievement
Total Combined Revenue(1) J($ in millions)	30%	$16,476	$23,537	$25,891	$23,899

(1)	Total Combined Revenue for Mr. Campbell’s LOBs means combined revenue of US Ad Sales, US Affiliate Sales, US Licensing & Home Entertainment, and Global Brands and Experiences.

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Mr. Perrette: Mr. Perrette’s 2024 ICP performance targets and weightings for the LOBs he oversees (DTC and Games) are set forth in the following table. The numbers in the tables below under “Actual Achievement” for DTC Adjusted EBITDA and Games Revenue reflect the adjustments discussed above; the results for “Year-End Paid DTC Subscribers” were not adjusted.

LOBs - Perrette	Weighting	Threshold	Target	Above Target	Actual Achievement
DTC Adjusted EBITDA(1) ($ in millions)	12%	$114	$163	$179	$979
Games Revenue (2) ($ in millions)	6%	$957	$1,367	$1,504	$844
Year-End Paid DTC Subscribers(# in millions)	12%	71.8	102.6	112.9	116.9

(1)	DTC Adjusted EBITDA means Adjusted EBITDA for our DTC segment (excluding corporate allocations).
(2)	Games Revenue means revenue for our Games business unit.

Mr. Zeiler: The 2024 ICP performance targets and weightings for the LOBs overseen by Mr. Zeiler (International) are set forth in the following table. The numbers in the tables below under “Actual Achievement” reflect the adjustments discussed above.

LOBs - Zeiler	Weighting	Threshold	Target	Above Target	Actual Achievement
Select International Revenue(1) ($ in millions)	10%	$1,548	$2,211	$2,432	$2,082
Select International Adjusted EBITDA(2) ($ in millions)	20%	$966	$1,381	$1,519	$1,826

(1)	Select International Revenue means total revenue from international third-party content licensing, and international home entertainment.
(2)	Select International Adjusted EBITDA means total Adjusted EBITDA from international networks, international DTC, and WB International Television Production.

Assessment of Performance — Other NEOs

The determination as to whether the 2024 ICP financial metrics were met was made in the 2024 Annual Bonus Review during the first quarter of 2025, following review of the full-year 2024 financial results. Based on our financial performance in 2024 versus the ICP performance targets, the Committee funded the WBD Corporate ICP for eligible NEOs at 103.6% of target and the ICP for the LOBs overseen by Messrs. Campbell, Perrette and Zeiler at 101.5%, 92.0% and 104.7%, respectively. When combining the WBD Corporate ICP payout with the LOB ICP payouts, the resulting payouts for the 70% of the other NEOs’ 2024 cash bonuses that are based on financial metrics was 102.7% of target for Mr. Campbell, 98.6% of target for Mr. Perrette and 104.1% of target for Mr. Zeiler.

For 2024, the Committee determined that 30% of the ICP for the other NEOs would also be based on strategic goals. This aligned the ICP for the NEOs with the cash bonus program for the CEO and CFO. The Committee established two enterprise-level strategic goals that would apply to each of the NEOs, as well as individual goals unique to each NEO’s individual business unit and personal objectives. The enterprise-level strategic goals were:

•	Make decisions that are in the best interest of the entire enterprise, to further our “OneWBD” strategy, and

•	Foster a culture of inclusivity for all employees at WBD.

In February 2025, the Committee reviewed performance versus the two enterprise strategic goals and each NEO’s achievement of their respective strategic goals, considering each NEO’s self-assessments and the input of the CEO. The Committee determined that the enterprise strategic goals set forth above had been met. The specific actions the Committee noted as evidence that the enterprise goals were met were:

•	Cross-functional collaboration to successfully launch Max internationally and produce the Paris Olympics

•	Promotion of tentpole content across divisions, platforms and geographies

•	Successful establishment of third-party licensing opportunities that span functions, platforms and geographies

•	Enterprise-wide partnership to drive cost savings

•	Inclusive leadership training program for senior leaders

•	Expansion of employee resource groups internationally

With respect to the individual strategic goals, the Committee determined that each of Messrs. Campbell, Perrette and Zeiler had exceeded expectations and over-delivered with respect to their respective strategic goals. The Committee specifically noted the following accomplishments for each executive:

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Bruce Campbell

Strategic Goals	Accomplishments
• Develop strategic opportunities aligned with Board expectations, CEO and market dynamics	• Streamlined portfolio of non-core assets and equity investments through sale/disposition and wind down (e.g., All3Media, Formula E, Rooster Teeth)

• Grow subscribers delivered through bundles with distribution partners and third-party services

•

Oversaw renewal of affiliate distribution agreements with major US distributors, which led to additional Max ad-lite subscribers

•

Successfully launched innovative bundles with Disney and Verizon that grew Max subscribers

•

Added Max ad-lite partnerships with third-party retail partners

• Build out the digital/advanced ad sales capabilities and expand the new ad sales tech platform.	• Launched new streaming and digital ad sales capabilities and platforms that led to significant increase in streaming and digital ad sales revenues

Jean-Briac Perrette

Strategic Goals	Accomplishments
• Expand the distribution partnerships for Max, accelerating growth. • Improve consumer experience and personalization in Max product driving stronger engagement

•

Exceeded DTC subscriber target by 14% and led the successful launch of Max in 70 international markets

•

Maintained levels of viewing rate, habituality, diversity of viewing, and average hours per subscriber year over year

•

Reduced Max churn rate

•

Drove leading app store rating for Max across platforms and regions

• Implement a revamped Games monetization strategy to deliver a greater share of recurring revenue.	• Laid foundation for release of free to play titles in 2025 to help alleviate reliance on console transactional revenues

• Extended monetization lifecycle of launched games resulted in revenues generated for Hogwarts Legacy (released in 2023) and Game of Thrones (released in 2017)

Gerhard Zeiler

Strategic Goals	Accomplishments
• Maintain or grow audience share on average in our top 10 international markets	• Grew audience share across our top 10 international markets by approximately 4%

• Deliver international wholesale streaming subscribers by year-end 2024

•

Grew International DTC Subscribers 31% driven primarily by increasing wholesale subscribers

•

Implemented strategies to shift from linear to streaming during affiliate distribution renewals to support Max expansion, leading to greater revenues for WBD

• Drive franchise growth

•

Implemented an international structure and operating model aligned to the global franchise model

•

Provided critical international marketing support, through the use of promo spots, owned and operated inventory, and creative executions, to Theatrical, Streaming, and Games

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Based on the achievements noted above, the Committee determined the NEOs had met and over-delivered their strategic objectives, resulting in the strategic portion of the ICP being scored at 111% for Mr. Campbell, 106% for Mr. Perrette and 116% for Mr. Zeiler. While there were no specific weighting assigned to each qualitative goal, performance relative to the business unit strategic goals weighed more heavily in the Committee’s decision to award bonuses above target.

When combining the funding levels based on achievement of WBD strategic metrics with those based on achievement of financial metrics, the resulting payouts, as a percentage of target, were 105.2% for Mr. Campbell, 100.8% for Mr. Perrette and 107.7% for Mr. Zeiler. For a summary of the final bonus payout amounts and percentages for each NEO, see page 68.

Performance Pool

For 2024, and for executives other than the CEO, the annual cash bonus design also rewards exceptional individual performance through the allocation of a “performance pool.” The performance pool is designed such that if we achieve or over-deliver specified EBITDA targets for the Company or individual LOBs, amounts are allocated to fund the performance pool. The performance pool is funded as a total amount, and the Committee may use its discretion to award some, all or none of the amounts allocated for the performance pool. All bonus-eligible employees (including the CFO, but excluding the CEO) are eligible for a performance pool award. The CEO is not eligible for the performance pool because the CEO’s employment agreement provides an opportunity for the CEO to earn an above-target bonus (up to 125% of target) for exceptional performance.

The performance pool is allocated to high performing employees, which may include the eligible NEOs, based on the recommendations of their manager and department or division leader. In the case of the eligible NEOs, performance pool recommendations are made by the CEO and individual awards are approved by the Committee. Each eligible NEO received a performance pool award for 2024.

As part of our Executive Compensation Transformation, as discussed above, the performance pool has been eliminated, beginning in 2025. Instead, the Committee has adopted an Individual Performance Multiplier to more objectively evaluate and reward outperforming employees.

For 2025, the Committee is eliminating the performance pool and implementing a new executive annual compensation program, including the Individual Performance Multiplier, that it believes will more effectively align pay and performance—both Company performance and individual performance - and is consistent with prevailing pay practices in our industry, incents our executives and employees to achieve the over-arching corporate financial objectives that are important to the success of the enterprise as well as the individual strategic objectives established for their own success and development, and rewards above-target performance and exceptional accomplishments. Cash bonuses for NEOs who participate in the ICP in 2025 will be calculated as follows:

*	Replacing Performance Pool

2025 PROXY STATEMENT	67

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Target Bonus Amounts

The annual bonus target amount for Mr. Zaslav is set at a fixed dollar amount, and for each other NEO is set as a percentage of base salary, as disclosed in the section above titled “NEO Employment Agreements”. These were agreed upon as part of the negotiation of each executive’s employment agreement and were determined by the Committee based on external market data and internal equity. As discussed below, the determination of the actual cash bonuses paid to each NEO is based on achievement of annual financial targets and accomplishment of annual strategic goals, as applied to the target value.

For all employees who have a bonus target that is expressed as a percentage of base salary, including the NEOs, our policy is to apply the bonus target that is in effect on December 31 of the calendar year to the total base salary paid in that year in order to calculate the bonus payment for that year.

If an executive works only part of the year, the bonus amount generally is subject to proration based on the period of employment. The annual bonus target may be changed during an executive’s employment or in the negotiation of a new or extended employment agreement when the scope of a new role and responsibilities would warrant such a change.

2024 Cash Bonus Awards

Actual cash bonus payouts for 2024 performance to each NEO are as follows:

NEO	Bonus Target Amount	Bonus Payout Percentage	Cash Bonus Award (Bonus + Performance Pool (if applicable))
David Zaslav	$22,000,000	108.6%	$23,897,060
Gunnar Wiedenfels	$3,749,200	108.3%	$4,811,246
Bruce L. Campbell	$5,356,000	105.2%	$6,633,976
Jean-Briac Perrette	$5,356,000	100.8%	$6,400,990
Gerhard Zeiler	$3,340,143	107.7%	$4,695,664

Long-Term Incentive Compensation

The Committee makes equity awards as part of our LTl compensation program under our Warner Bros. Discovery, Inc. Stock Incentive Plan (the “WBD Stock Incentive Plan”). We believe that delivering a substantial portion of an executive’s total direct compensation in equity awards helps to align our executives’ interests with those of our stockholders. In 2024, we made long-term equity awards to each of the NEOs, which we believe serves to focus their attention on increasing the Company’s value overtime.

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2024 Long-Term Incentive Awards to NEOs

For 2024, NEOs received equity in the form of PRSUs, RSUs, and stock options.

Type of Equity	Description; Vesting Schedule
Annual PRSUs	• Each NEO received an Annual PRSU award in 2024
All NEOs	CEO PRSUs

• 100% of his target LTl award in Annual PRSUs

• Based 75% on individual strategic goals and 25% on a financial metric, per amended employment agreement

• One-year performance period (2024) based on performance versus a financial metric (FCF) and individual strategic goals, as set forth in the CEO’s employment agreement

• Payout also subject to a modifier based on a financial metric (FCF) which could cause the awards to vest at 200% of target based on performance versus the metric

• Upon certification by the Committee, the CEO’s 2024 PRSUs were earned at 200% of target; 70% of the vested shares distributed on vesting and the remaining 30% will distribute in 2028

Other NEO PRSUs

• 50% of their 2024 target LTl award in Annual PRSUs

• For 2024, the other NEOs’ Annual PRSU awards are based on performance versus a financial metric (FCF) over a two-year performance period (2024-2025)

•

Payout also subject to a relative TSR performance modifier based on the percentile ranking of WBD’s relative total stockholder return as compared to our peers in the S&P 500 Media and Entertainment Index over a three- year performance period (2024-2026) (the “Relative TSR Modifier”), as set forth below:

2024-2026 Relative TSR Modifier
Percentile	Modifier
100%	150%
75%	110%
50%	100%
25%	90%
0%	50%

• Relative TSR Modifier capped at 100% if TSR is negative over performance period

•

Annual PRSUs granted to the other NEOs in 2024 will cliff vest in March 2027, following the application of the Relative TSR Modifier and the Committee’s certification of WBD’s three-year relative TSR performance

Supplemental PRSUs All NEOs	• In 2024, the CEO received a Supplemental PRSU award, which would be earned based solely on WBD’s 2024 FCF performance relative to the target established by the Committee
• In 2024, each other NEO received a Supplemental PRSU award, which could be earned based solely on WBD’s two-year 2024-2025 FCF performance relative to the target established by the Committee

• The Supplemental PRSUs granted in 2024 could be earned at up to 200% for over- delivery versus the established FCF target

•

Upon certification by the Committee in 2024, the CEO’s 2024 Supplemental PRSUs were earned at 200% of target; 70% of the vested shares distributed on vesting and the remaining 30% will distribute in 2028

•

For the other NEOs, the 2024 Supplemental PRSUs vest 50 % on the second and third anniversaries of the grant date if WBD achieves the two-year FCF target. The Compensation Committee will certify the Company’s performance versus the two-year performance period in February 2026.

Stock Options Non-CEO NEOs

•

NEOs (other than the CEO) received 25% of their 2024 target LTl award in stock options. The stock options vest ratably over the first three anniversaries of the grant date, and expire on the seventh anniversary of the grant date

RSUs Non-CEO NEOs	• NEOs (other than the CEO) received 25% of their 2024 target LTl award in RSUs. The RSUs vest ratably over the first three anniversaries of the grant date.

2025 PROXY STATEMENT	69

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The following chart summarizes the specific equity awards made in 2024 to each NEO.

	2024 Target Amount or FMV
			Supplemental
NEO	Annual PRSUs		PRSUs		Stock Options		RSUs		Total
David Zaslav	$12,000,000		$11,500,000						$23,500,000
CEO	(1,365,188 PRSUs	)	(1,308,305 PRSUs	)
Gunnar Wiedenfels	$4,000,000		$2,000,000		$2,000,000		$2,000,000		$10,000,000
CFO	(455,063 PRSUs	)	(227,532 PRSUs	)	(397,356 Options	)	(227,532 RSUs	)
Bruce L. Campbell	$4,250,000		$2,000,000		$2,125,000		$2,125,000		$10,500,000
Chief Revenue & Strategy Officer	(483,504 PRSUs	)	(227,532 PRSUs	)	(422,190 Options	)	(241,752 RSUs	)
Jean-Briac Perrette	$4,250,000		$2,000,000		$2,125,000		$2,125,000		$10,500,000
President and CEO, Global Steaming and Games	(483,504 PRSUs	)	(227,532 PRSUs	)	(422,190 Options	)	(241,752 RSUs	)
Gerhard Zeiler	$3,000,000		$1,500,000		$1,500,000		$1,500,000		$7,500,000
President, International	(341,297 PRSUs	)	(170,649 PRSUs	)	(298,017 Options	)	(170,649 RSUs	)

Financial Metric for PRSUs awarded in 2024

The financial metric for all PRSUs awarded in 2024 was FCF, which is defined below. For our CEO, his Annual PRSU award was based 25% on financial performance.

Financial Metric	Weighting	Definition
Free Cash Flow	100%	Cash provided by operations less acquisitions of property and equipment.

During our stockholder engagement efforts, stockholders have consistently indicated they place significant value on FCF, leverage reduction and balance sheet management. The Committee was very cognizant of this feedback and determined that FCF continued to be the appropriate financial metric to use for the 2024 PRSUs awarded to the NEOs.

Strategic Goals for 2024 Annual PRSUs Awarded to CEO

In March 2024, the Committee established the following strategic goals comprising 75% of the weighting for the 2024 Annual PRSU awards granted to the CEO. These strategic goals were intended to incentivize the CEO to take actions that would create long-term value for stockholders and provide a competitive advantage for WBD, and were also designed to complement the separate strategic goals for the CEO’s 2024 cash bonus.

The strategic goals for the CEO’s 2024 PRSU awards were:

CEO Annual PRSU Strategic Goals

Category	Strategic Goals	Weight
Corporate	• Develop a plan and begin implementation of growth initiatives to offset and mitigate significant declines across our business with defined key priorities related to streaming and franchise management and experiences	30%
Direct-to-Consumer	• Achieve profitability consistent with budget, meet topline consistent with budget, and reduce churn for Max; develop a plan to grow digital ad sales	40%
Studio	• Manage studios return to production after strike and develop clear operational milestones to lay the foundation for long-term growth across studios	30%

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Assessment of Performance for PRSUs Awarded to CEO in 2024

The Committee set a target of $3.75 billion in 2024 FCF for the 2024 PRSU awards to vest at target. Over-delivery of the target would make the awards eligible to vest above target, up to a maximum of 200% of target as set forth in the tables below. The Committee set the 2024 FCF target in early March of 2024. At the time the target was set, the Committee believed it to be rigorous and aligned with both our internal budget and forecasts.

As described above, the Committee annually reviews potential adjustments to performance against the financial metrics and determined it was appropriate to take an adjustment to performance in 2024. The adjustments made by the Committee had the effect of increasing our FCF performance as compared to our reported results and are reflected below under “Actual Achievement.” However, our FCF performance prior to adjustment was $4.4 billion(*), which exceeded the amount required for “Above Target” performance.

(*)	A non-GAAP financial measure; see Appendix D for additional details.

The determination as to whether the 2024 FCF metric was met was made during the first quarter of 2025, following review of the full-year 2024 financial results. In February 2025, the Committee also reviewed the CEO’s 2024 performance in relation to the strategic goals for his 2024 Annual PRSU awards. Our 2024 FCF performance exceeded the pre-established target for the 2024 PRSUs, as set forth in the tables below.

			Above	Actual
CEO’s 2024 Annual PRSUs	Threshold	Target	Target	Achievement	Payout
Free Cash Flow ($ in millions)	$2,625	$3,750	$4,031	$4,626	200	%(1)

(1)

For the CEO’s 2024 Annual PRSUs to vest at target, WBD must achieve 100% of the financial metric and Mr. Zaslav must achieve 100% of his individual strategic goals. Over-delivery of the 2024 financial metric (FCF) as compared to the “Above Target” amount above caused these 2024 Annual PRSUs to vest and payout at 200% of target.

Based on WBD’s 2024 FCF performance versus the pre-established target, as noted above, and Mr. Zaslav’s individual performance, in February 2025, the Committee certified the vesting of the 2024 Annual PRSUs granted to Mr. Zaslav at 200%, with 70% of the shares distributed at the time of vesting, and the remaining 30% to be distributed in January 2028 subject to Mr. Zaslav’s continued employment and the other terms and conditions of the award. The Committee assessed Mr. Zaslav’s 2024 performance against his strategic goals and determined that he met or exceeded the objectives set forth in the strategic goals established for his 2024 PRSU awards. In making this determination, the Committee acknowledged the accomplishments noted in the table below:

2025 PROXY STATEMENT	71

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Category	Strategic Goals	Weight	2024 Accomplishments
Corporate	• Develop a plan and begin implementation of growth initiatives to offset and mitigate significant declines across our business with defined key priorities related to streaming and franchise management and experiences	30%

•

Moved 9 priority initiatives from integration management office growth program into the implementation stage, which are expected to deliver significant run rate savings in 2025

•

Gross debt less than $40 billion at year end after retiring $4.4 billion in 2024 and total debt retired since deal closing of $16.7 billion

•

Led the establishment of key priorities for DTC and Global Franchises and growth pillars for Global Experiences

Direct-to- Consumer	• Achieve profitability consistent with budget, meet topline consistent with budget, and reduce churn for Max; develop a plan to grow digital ad sales	40%

•

DTC segment generated nearly $680 million of EBITDA on $10.3 billion in revenues

•

Added more than 19 million global paid subscribers in 2024, representing 20% year-over- year growth, ahead of internal schedule and investor consensus

•

U.S. churn saw improvement from Jan ‘24 to Jan ‘25; churn was notably lower for subscribers in the US who came in through the Max/ Disney+/ Hulu bundle

•

Executing two-fold attack plan for growing digital ad sales: (1) increasing inventory by growing ad- lite subs and our digital ad product offerings and (2) increasing CPM by leveraging our premium entertainment and sports IP

Studio	• Manage studios return to production after strike and develop clear operational milestones to lay the foundation for long term growth across studios	30%

•

Led successful rebound of WBTV from strike, delivering increased episodes in 2024 (as compared to 2023).

•

Sustained momentum in greenlights and development deals positioned WBTV for near- and longer-term success.

•

WBTV has also realized improved unit economics across scripted slate due to increased episode orders, above market premiums, converting deficit buyers to cost-plus buyers, and new downstream revenues (e.g., licensing)

•

Established WB Motion pictures strategy to regain market share at improved profitability leveraging known/proven IP

•

Established new Global Experiences group to combine two disparate legacy groups with a clear growth ambition and strategies to pursue, including new Harry Potter tour in Shanghai with a targeted opening of 2027

•

Global franchise management plan developed and rolled out; new leader for Global Franchises recruited and onboarded

Based on WBD’s 2024 FCF performance versus the pre-established target, as noted above, in February 2025, the Committee also certified the vesting of the Supplemental PRSUs granted to the CEO in 2024 at 200%. For the CEO’s Supplemental PRSUs that vested in February 2025, 70% of the shares were distributed at the time of vesting, and 30% will be distributed in January 2028 subject to Mr. Zaslav’s continued employment and the other terms and conditions of the award.

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Assessment of Performance for PRSUs Awarded to Other NEOs in 2024

With respect to the 2024 Annual PRSUs and Supplemental PRSUs awarded to NEOs other than the CEO, these awards have a two-year performance period (2024-2025). The Committee will assess performance following the end of 2025 and certify performance versus the two-year FCF target established for these PRSUs. The Annual PRSUs are also subject to a modifier based our relative TSR performance over the three-year period from 2024-2026, as compared to our peers in the S&P 500 Media and Entertainment Index (the “Relative TSR Modifier”). The Relative TSR Modifier is interpolated for performance between the bottom and top quartiles and the Relative TSR Modifier is capped at 100% if TSR is negative over performance period. The Committee will assess WBD’s TSR performance over the 2024-2026 performance period in February of 2027 and make a final certification with respect to the 2024 Annual PRSUs awarded to the other NEOs, at which point such awards will vest and be distributed if the applicable performance goals are met.

The Committee believes a two-year performance period is appropriate in light of challenging macroeconomic conditions and the evolving media landscape, both of which are beyond the control of management and make a two-year performance period a more sustainable metric for our plan. We then combine this two-year performance period with an additional three-year Relative TSR modifier.

The Committee implemented the Relative TSR Modifier for the 2024 Annual PRSUs awarded to NEOs (other than the CEO) in order to reward stock price appreciation relative to peers, in addition to incentivizing short-term FCF goals through the FCF performance metric. The Committee also believed this modifier more directly links of our equity compensation program to stockholder returns by rewarding our NEOs for sustained market out-performance, as well as regulating payouts for market underperformance, even if financial metrics are achieved at or above target.

The Relative TSR Modifier was not added to the CEO’s 2024 Annual PRSUs because the terms of the CEO’s employment agreement provide that the CEO’s 2024 Annual PRSUs shall be subject to a modifier based on our 2024 FCF performance. Because Mr. Zaslav received a sizeable grant of premium priced stock options upon execution of his employment agreement in 2021 that will require significant stock price appreciation in order for Mr. Zaslav to recognize value, the Committee believes that Mr. Zaslav’s compensation was already appropriately aligned with our stock price performance and he is adequately incentivized to take actions that will lead to stock price appreciation.

2025 PROXY STATEMENT	73

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Retirement Plans and Other Benefits

Retirement Benefits

Our U.S.-based NEOs generally participate in the same benefit plans on the same terms as are offered to other U.S.-based full-time employees. We offer a 401(k) defined contribution plan as well as a nonqualified deferred compensation plan, the Supplemental Retirement Plan (the “SRP”), that is available to certain U.S.-based senior employees, including all of the NEOs other than Mr. Zeiler. The eligible NEOs participate in these plans on the same terms and conditions as other eligible employees.

To encourage participation in the 401(k) plan, we make a matching contribution of 100% of the employee’s first 6% of eligible compensation that is contributed each pay period as before-tax and/or Roth after-tax contributions, subject to certain limits under applicable tax regulations. We do not make matching contributions into the SRP. In addition to base salary deferrals, participants in the SRP are also permitted to defer a portion of their annual bonus award into the SRP. The 401(k) and SRP offer similar investment options, with the amounts actually invested for the 401(k) plan and with earnings (or losses) measured hypothetically for the SRP.

We believe the SRP is necessary to allow employees who would otherwise be limited by IRS restrictions on the amount of compensation that may be considered in participation in our 401(k) plan to save a proportionate amount for retirement and support the goals of providing competitive compensation packages to our employees.

In 2024, Mr. Zeiler participated in the Company’s retirement benefit plans and programs as offered to Austria-based Company employees.

For more information about the SRP, please refer to the 2024 Nonqualified Deferred Compensation Table under “Executive Compensation Tables” below.

Health, Welfare and Other Personal Benefits

The U.S.-based NEOs are eligible to participate in the health, welfare and fringe benefits we generally make available to our U.S.-based regular full-time employees, such as basic and supplemental life insurance, short and long-term disability, commuter reimbursement, fitness reimbursement and access to legal resources. Due to his frequent travel and work from the U.S. and other locations outside of Austria, Mr. Zeiler receives life insurance, disability insurance and medical insurance benefits through our international plan, which is generally made available to employees on international assignment.

In addition, we provide the following perquisites and other personal benefits to our NEOs:

Relocation Expenses and International Assignment Benefits	We provide relocation and international assignment benefits consistent with our international long-term assignment policies, including reimbursing relocation costs, offering education and other allowances, providing tax equalization benefits, which are intended to maintain the executive’s out of pocket tax liabilities at the same level they would have been had the executive not been assigned to a foreign jurisdiction and, for some benefits, paying the executive an amount equal to the tax resulting from the reimbursement or allowance (a “gross-up”).

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Aircraft Usage

Per the terms of his employment agreement, Mr. Zaslav is permitted to utilize our corporate aircraft for up to 250 hours of personal flight time each year. The first 125 hours are provided to him at the Company’s expense, and, with respect to the second 125 hours, Mr. Zaslav is required to reimburse the Company at a rate of two times the cost of fuel, as provided in the aircraft time- sharing agreement between the Company and Mr. Zaslav. The Committee believes that providing Mr. Zaslav with access to our corporate aircraft for personal travel facilitates Mr. Zaslav’s provision of services to the Company and also ensures Mr. Zaslav’s safety, as further discussed below under “CEO Security Program.”

Family members may accompany Mr. Zaslav on authorized business flights on our corporate aircraft at no aggregate incremental cost to the Company. We typically provide a gross-up to Mr. Zaslav to cover taxes for imputed income arising when a family member accompanies him on business travel at the request of the Company (e.g., when Mr. Zaslav’s spouse accompanies him to a business event in which attendance by a spouse is customary and serves our business interests).

Car Allowance	We provide Mr. Zaslav with a monthly car allowance as set forth in his employment agreement.

CEO Security Program

We have provided certain personal security services to ensure Mr. Zaslav’s safety for several years. In 2023, the Committee implemented a comprehensive security program for Mr. Zaslav, following a review by internal and external security professionals. The Committee authorized a security program for Mr. Zaslav to address safety concerns due to specific threats to his safety arising directly as a result of Mr. Zaslav’s high profile position as our CEO. We believe these security measures are for the benefit of the Company and our stockholders because of the importance of Mr. Zaslav and his leadership to WBD and we believe that the scope and costs of these security programs are appropriate and necessary.

Under Mr. Zaslav’s overall security program, we pay for costs related to personal security for him at his residences and during personal travel, including the annual costs of security personnel for his protection and the procurement, installation, and maintenance of certain security measures for his residences. As noted above, the Committee considers Mr. Zaslav’s use of the WBD Aircraft for personal travel to be consistent with the Company’s approach to CEO security.

Although we do not consider Mr. Zaslav’s overall security program to be a perquisite for his benefit for the reasons described above, the costs related to personal security for Mr. Zaslav at his residences and during personal travel pursuant to his overall security program are reported as other compensation to Mr. Zaslav in the “All Other Compensation” column of the 2024 Summary Compensation Table.

The costs of Mr. Zaslav’s security program vary from year to year depending on requisite security measures, his travel schedule, and other factors. For example, in 2024, we incurred approximately $285,553 in one-time costs relating to the procurement and installation of certain security equipment at Mr. Zaslav’s residences.

The Committee believes that these costs are appropriate and necessary in light of the threat landscape. The Committee will evaluate this program at least annually, including a review of security professional assessments of safety threats and recommendations for the security programs. In February 2025, the Committee conducted its annual review, which was informed by analysis provided by internal and external security professionals, and approved enhancements to the CEO security program in response to changes to the threat landscape.

For more information regarding the perquisites provided in 2024 to each NEO, please refer to the

“All Other Compensation” column of the 2024 Summary Compensation Table.

2025 PROXY STATEMENT	75

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Executive Compensation Tables

The following tables set forth compensation information for our NEOs.

2024 Summary Compensation Table

The following Summary Compensation Table provides information concerning the 2024 compensation of our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers at fiscal year end (December 31, 2024) (“named executive officers” or “NEOs”). For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

Name and Principal Position	Year		Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
David M. Zaslav	2024		3,000,000		23,098,980		23,897,060	1,922,523	(6)	51,918,563
President and Chief	2023		3,000,000		23,078,769		22,000,000	1,623,777		49,702,546
Executive Officer	2022		3,057,692		12,025,683	1,448,138	21,831,456	925,489		39,288,458
Gunnar Wiedenfels	2024		2,126,554		8,304,908	1,753,532	4,811,246	61,344	(7)	17,057,584
Chief Financial	2023		2,049,154		8,357,236	2,073,019	4,551,770	25,791		17,056,970
Officer	2022		1,952,996		8,061,276		3,472,000	18,342		13,504,614
Bruce L. Campbell	2024		2,658,193		8,700,661	1,725,068	6,633,976	61,992		19,779,890
Chief Revenue and	2023		2,561,443		8,758,506	2,028,321	4,865,650	54,356		18,268,276
Strategy Officer	2022		2,386,815		6,558,066		4,780,000	19,164		13,744,045
Jean-Briac Perrette	2024		2,658,193		8,700,661	1,863,124	6,400,990	101,595	(9)	19,724,563
CEO and President,	2023		2,561,443		8,758,506	2,202,585	5,959,650	660,517		20,142,701
Global Streaming and Games	2022		2,337,916		6,861,378		4,780,000	95,904		14,075,198
Gerhard Zeiler(10)	2024		1,866,175		6,228,679	1,217,697	4,695,664	787,343	(11)	14,795,558
President,	2023		1,812,180		6,267,944	1,431,758	3,706,618	89,659		13,308,159
International	2022	*	1,330,813	2,946,504	3,178,270		2,734,429	77,573		10,267,589

*	Partial year. Mr. Zeiler joined the Company on April 8, 2022 upon completion of the WarnerMedia Transaction.
(1)

The dollar amounts in this column represent the actual salary amount that each NEO earned in 2024. Amounts may vary from salary amounts stated in their respective employment agreements due to increases from the Annual Base Salary Review (as discussed in the CD&A) as well as the timing of payments made under our normal payroll practices.

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(2)

The amounts in this column represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of PRSUs and RSUs for each of the applicable fiscal years. For each of the RSU awards and PRSU awards without a market condition, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were fully vested and issued on the grant date. See Note 15 to our 2024 Form 10-K for information regarding the value determination of the PRSU awards without a market condition. For the PRSU awards with a market condition, the grant date fair values were calculated using a Monte Carlo simulation model, determined based on the probable outcome of the performance condition as of the grant date. There can be no assurance that these grant date fair values will ever be realized by any NEO. See the 2024 Grants of Plan-Based Awards table for additional information on PRSU and RSU awards made in 2024.

(3)

The amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 with respect to option awards granted to our NEOs for each of the applicable fiscal years. We calculate the grant date fair value using the Black-Scholes model, using the assumptions described in Note 15 to our 2024 Form 10-K. These amounts do not reflect actual payments made to our NEOs. There can be no assurance that the full grant date fair value will ever be realized by any NEO.

(4)	These amounts reflect the cash performance awards earned by the applicable NEO for 2024. These amounts were calculated as described in the CD&A beginning on page 51.
(5)

The table below outlines payments made on behalf of the NEOs under our U.S. benefit plans in 2024. For more information regarding these benefits, please see “NEO Compensation in 2024-Retirement Plans and Other Benefits” beginning on page 74 in the CD&A.

			Matching
		Disability/Long	Contributions
	Basic Life	Term Care	401(k)
	($)	($)	($)
Mr. Zaslav	1,805	6,912	20,700
Mr. Wiedenfels	1,805	4,361	20,700
Mr. Campbell	1,805	5,485	20,213
Mr. Perrette	1,805	1,316	11,885
Mr. Zeiler	2,457	1,309	0

In addition to the U.S. benefits described above, we made payments on behalf of Mr. Zeiler as follows: $114,607 for an Austrian pension plan.

(6)

Includes $17,446 for a car allowance and $991,179 for costs related to personal security for Mr. Zaslav at his residences and during personal travel. See “Compensation Discussion and Analysis- NEO Compensation in 2024- Retirement Plans and Other Benefits—CEO Security” on page 76 in the CD&A for more information regarding our policies for Mr. Zaslav’s security. The amount reported also includes $813,990 for personal use of corporate aircraft (including family travel for which Mr. Zaslav is not provided a tax gross-up) and $16,249 for tax gross-ups associated with business associate and spousal travel on corporate aircraft at the request of the Company that is considered business use. See “Compensation Discussion and Analysis- NEO Compensation in 2024 -Retirement Plans and Other Benefits-Aircraft Usage” on page 75 in the CD&A for more information regarding our policies for Mr. Zaslav’s use of corporate aircraft. In addition, in connection with the Company’s role as media partner to the 2024 Olympic Games, our NEOs attended the Games to help host key WBD business partners and clients and enhance those business relationships. Our NEOs, including Mr. Zaslav, had the option to bring a guest whose flights and other expenses were paid for by the Company (the “Olympics Hospitality Program”). The amount reported also includes $22,876 for the Olympics Hospitality Program and $28,300 for reimbursement of tax liabilities associated with the Olympics Hospitality Program. See footnote 5 of the 2024 Director Compensation Table for more information on the Olympics Hospitality Program.

(7)	Includes $16,877 for the Olympics Hospitality Program and $17,601 for reimbursement of tax liabilities associated with the Olympics Hospitality Program.
(8)	Includes $15,900 for the Olympics Hospitality Program and $16,582 for reimbursement of tax liabilities associated with the Olympics Hospitality Program.
(9)

Includes $42,481 for personal tax services provided to Mr. Perrette pursuant to our relocation policy due to his relocation from the U.K. to the U.S. in 2022. The amount reported also includes $27,784 for spousal attendance at Company events, including the Olympics Hospitality Program, and $16,324 for reimbursement of tax liabilities associated with the Olympics Hospitality Program.

(10)

Mr. Zeiler resides in Austria and his salary is denominated in Euros. To the extent Mr. Zeiler’s compensation is denominated in Euros, we converted such amounts to United States dollars using a conversion rate of 1.08, which is the average of the monthly Bloomberg spot rates as of the second business day prior to each month end during 2024. This may not have been the conversion rate in effect at the time the payments were made.

(11)

Mr. Zeiler’s primary work location is New York and his permanent residence is Austria. The amount reported includes $147,754 for a furnished apartment in New York, $153,282 for the costs of travel between New York and Austria and $367,933 for tax gross-ups associated with the furnished apartment and cost of travel.

2025 PROXY STATEMENT	83

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2024 Grants of Plan-Based Awards

													All		All
													Other		Other
													Stock		Option
													Awards:		Awards:		Exercise	Grant Date
			Estimated Future Payouts					Estimated Future Payouts					Number		Number of		or Base	Fair Value
			Under Non-Equity Incentive					Under Equity Incentive					of Shares		Securities		Price of	of Stock
			Plan Awards					Plan Awards					of Stock		Underlying		Option	and Option
	Grant	Approval	Threshold	Target(1)		Maximum(2)		Threshold	Target		Maximum		or Units		Options		Awards	Awards
Name	Date	Date	($)	($)		(#)		(#)	(#)		(#)		(#)		(#)		($/Sh)	($)
D. Zaslav			0	22,000,000		27,500,000
WBD
Common	3/27/2024	3/27/2024						0	341,297	(3)	682,594	(3)						2,948,806
Stock	3/27/2024	3/27/2024						0	1,023,891	(4)	2,047,782	(4)						8,846,418
	3/27/2024	3/27/2024						0	1,308,305	(5)	2,616,610	(5)						11,303,756
G. Wiedenfels			0	3,749,200		6,561,100
WBD
Common	3/1/2024	3/1/2024													397,356	(6)		1,753,532
Stock	3/1/2024	3/1/2024											227,532	(7)				1,972,702
	3/1/2024	3/1/2024						0	455,063	(8)	1,365,189	(8)						4,359,504
	3/1/2024	3/1/2024						0	227,532	(9)	455,064	(8)						1,972,702
B. Campbell			0	5,356,000		9,373,000
WBD
Common	3/1/2024	3/1/2024													422,190	(6)		1,725,068
Stock	3/1/2024	3/1/2024											241,752	(7)				2,095,990
	3/1/2024	3/1/2024						0	483,504	(8)	1,450,512	(8)						4,631,968
	3/1/2024	3/1/2024						0	227,532	(9)	455,064	(9)						1,972,702
J. Perrette			0	5,356,000		9,373,000
WBD
Common	3/1/2024	3/1/2024													422,190	(6)		1,863,124
Stock
	3/1/2024	3/1/2024											241,752	(7)				2,095,990
	3/1/2024	3/1/2024						0	483,504	(8)	1,450,512	(8)						4,631,968
	3/1/2024	3/1/2024						0	227,532	(9)	455,064	(9)						1,972,702
G. Zeiler			0	3,340,143	[10]	5,845,250	[10]
WBD
Common	3/1/2024	3/1/2024													298,017	(6)		1,217,697
Stock	3/1/2024	3/1/2024											170,649	(7)				1,479,527
	3/1/2024	3/1/2024						0	341,297	(8)	1,023,891	(8)						3,269,625
	3/1/2024	3/1/2024						0	170,649	(9)	341,298	(9)						1,479,527

(1)

These amounts reflect the possible payouts with respect to awards of annual cash bonus for performance in 2024. Each of the foregoing bonuses are subject to the Compensation Committee’s authority to exercise “downward discretion.” These amounts of annual cash bonus awards actually paid for performance in 2024 are disclosed in the Non-Equity Incentive Plan Compensation column of the 2024 Summary Compensation Table. For more information regarding the terms of these annual cash bonus awards, please see “Compensation Discussion and Analysis- NEO Compensation in 2024- Annual Cash Bonus Awards” beginning on page 58.

(2)	Amounts in excess of this maximum may be paid by the Committee on a discretionary basis.
(3)

These amounts represent Annual PRSU awards. The Annual PRSUs vest if WBD achieves certain one-year financial performance targets. In February 2025, the Compensation Committee certified that the financial target had been over-achieved and certified the PRSUs to vest at 200% of target. Of the amount that vested, 70% was distributed on February 24, 2025 and 30% will be distributed on January 6, 2028, assuming Mr. Zaslav continues to be employed by WBD. For more information regarding these awards, please see “Compensation Discussion and Analysis—NEO Compensation in 2024—Long-Term Incentive Compensation.”

(4)

These amounts represent Annual PRSU awards. The Annual PRSUs vest if Mr. Zaslav achieves certain one-year strategic performance goals, which the Compensation Committee certified were achieved in February 2025. In addition, because of over-achievement of the related financial metric, these Annual PRSUs vested at 200% of target. Of the grant, 70% was distributed on February 24, 2025 and 30% will be distributed on January 6, 2028, assuming Mr. Zaslav continues to be employed by WBD. For more information regarding these awards, please see “Compensation Discussion and Analysis- NEO Compensation in 2024-Long-Term Incentive Compensation.”

(5)

These amounts represent Supplemental PRSU awards granted to our CEO in 2024. The Supplemental PRSUs vest if WBD achieves certain one-year financial performance targets. In February 2025, the Compensation Committee certified that the financial target had been over-achieved and certified the PRSUs to vest at 200% of target. Of the amount that vested, 70% was distributed on February 24, 2025 and 30% will be distributed on January 6, 2028, assuming Mr. Zaslav continues to be employed by WBD. For more information regarding these awards, please see “Compensation Discussion and Analysis-NEG Compensation in 2024-Long-Term Incentive Compensation.”

(6)	These amounts represent stock options that will vest in three substantially equal installments on the first, second, and third anniversaries of the grant date and expire on March 1, 2031.
(7)	These amounts represent restricted stock units that will vest in three substantially equal installments on the first, second, and third anniversaries of the grant date.

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(8)

These amounts represent Annual PRSU awards, with two separate performance vesting criteria:(a) a two-year performance period from January 1, 2024 to December 31, 2025 based on a financial target, and (b) a three-year relative TSR modifier based on our relative TSR performance versus the S&P 500 Media and Entertainment Index for calendar years 2024-2026. The Annual PRSUs will vest on the third anniversary of the grant date. The Committee will certify our financial performance in February 2026 and determine the relative TSR performance following the end of 2026 and modify the payout of the Annual PRSUs accordingly. For more information regarding these awards, please see “Compensation Discussion and Analysis-Long-Term Incentive Compensation.”

(9)

These amounts represent Supplemental PRSU awards granted in 2024. The Supplemental PRSUs vest 50% on the second and third anniversaries of the grant date if WBD achieves certain two-year financial performance targets. The Compensation Committee will certify the Company’s performance versus the two-year performance period in February 2026. For more information regarding these awards, please see “Compensation Discussion and Analysis-NEG Compensation in 2024-Long-Term Incentive Compensation.”

(10)

Mr. Zeiler’s compensation is paid in Euros; therefore, the financial performance of Mr. Zeiler’s bonus payout was determined in Euros. Those amounts were then converted into United States dollars at the rate of 1.08 United States dollars per Euro. See “Compensation Discussion and Analysis- NEO Compensation in 2024” on page 56 for more information on the determination of Mr. Zeiler’s bonus payout.

Outstanding Equity Awards at 2024 Fiscal Year-End

	Number of	Number of				Number of		Market value
	securities	securities				shares		of shares			Market value
	underlying	underlying		Option		or units of		or units of	Number of		of unearned
	unexercised	unexercised		exercise	Option	stock		stock that	unearned units		units that
	options(#)	options(#)		price	expiration	that have not		have not	that have not		have not
	exercisable	unexercisable		($)	date	vested (#)(1)		vested ($)(1)	vested(1)		vested(1)
Name	Option Awards					Stock Awards
D. Zaslav	2,435,655	0		$27.35	7/16/2025	115,238	(12)(13)	$1,218,066
WBD Common Stock	2,211,344	0		$28.72	7/16/2025	345,712	(12)(14)	$3,654,176
	2,155,404	0		$30.15	7/16/2025	441,742	(12)(15)	$4,669,213
	2,393,454	0		$31.66	7/16/2025	682,594	(12)(16)	$7,215,019
	1,571,489	0		$33.24	7/16/2025	2,047,782	(12)(17)	$21,645,056
	989,299	0		$33.24	7/16/2025	2,616,610	(12)(18)	$27,657,568
	1,226,463	408,821	(2)	$35.65	5/16/2028
	759,706	759,708	(3)	$37.43	5/16/2028
	514,036	1,043,649	(4)	$39.30	5/16/2028
	0	1,603,292	(5)	$41.27	5/16/2028
	0	1,682,083	(6)	$43.33	5/16/2028
	340,031	1,020,096	(7)	$35.65	5/16/2028
	0	1,421,234	(8)	$37.43	5/16/2028
	0	1,401,917	(9)	$39.30	5/16/2028
	0	1,270,188	(l0)	$41.27	5/16/2028
	0	1,322,488	(11)	$43.33	5/16/2028
	99,066	99,066	(3)	$37.43	1/3/2029
G. Wiedenfels	50,741			$24.06	3/1/2025	9,429	(22)	$99,665	$512,164	(28)	$5,413,573
WBD Common Stock	92,592			$29.08	3/1/2026	106,952	(23)	$1,130,483	$455,063	(29)	$4,810,016
	150,402			$25.70	2/28/2027	49,891	(24)	$527,348	$227,532	(30)	$2,405,013
	97,909	32,637	(19)	$58.18	3/1/2028	85,788	(25)	$906,779
	88,728	180,146	(20)	$15.02	3/1/2030	170,722	(26)	$1,804,532
		397,356	(21)	$8.67	3/1/2031	227,532	(27)	$2,405,013
B. Campbell	202,962			$24.06	3/1/2025	9,429	(22)	$99,665	$544,176	(28)	$5,751,940
WBD Common Stock	126,984			$29.08	3/1/2026	76,540	(36)	$809,028	$483,504	(29)	$5,110,637
	183,346			$25.70	2/28/2027	47,651	(31)	$503,671	$227,532	(30)	$2,405,013
	97,909	32,637	(19)	$58.18	3/1/2028	86,995	(32)	$919,537
	94,274	191,405	(20)	$15.02	3/1/2030	170,722	(26)	$1,804,532
		422,190	(21)	$8.67	3/1/2031	230,677	(33)	$2,438,256

2025 PROXY STATEMENT	85

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	Number of securities underlying unexercised options(#) exercisable	Number of securities underlying unexercised options(#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)		Market value of shares or units of stock that have not vested($)(1)	Number of unearned units that have not vested(1)		Market value of uneuned units that have not vested(1)
Name	Option Awards					Stack Awards
J. Perretta	54,969			$24.06	3/1/2025	9,429	(22)	$99,665	544,176	(28)	$5,751,940
WBD Common Stock	92,592			$29.08	3/1/2026	78,432	(23)	$829,026	483,504	(29)	$5,110,637
	150,402			$25.70	28/2027	49,891	(34)	$527,348	227,532	(30)	$2,405,013
	97,909	32,637	(19)	$58.18	3/1/2028	91,150	(25)	$963,456
	94,274	191,405	(20)	$15.02	3/1/2030	170,722	(26)	$1,804,532
		422,190	(21)	$8.67	3/1/2031	241,752	(27)	$2,555,319
G. Zeller	66,546	135,110	(20)	$15.02	3/1/2030	23,666	(35)	$250,150	384,124	(28)	$4,060,191
WBD Common Stock		298.017	(21)	$8.67	3/1/2031	64,341	(25)	$680,084	341,297	(29)	$3,607,509
						128,042	(26)	$1,353,404	170,649	(30)	$1,803,760
						170,649	(27)	$1,803,760

(1)	For RSUs and PRSUs that have not vested and or been distributed and were granted before 2023, the value is calculated based on the grant amount and assumes target performance for PRSUs.

For PRSUs that have not vested and were granted in 2023, the value is calculated based on 200% performance which was achieved in 2023 and certified by the Committee in February 2024.

For PRSUs that have not vested and were granted in 2024, the value is calculated based on 200% performance which was achieved in 2024 and certified by the Committee in February 2025.

For PRSUs that are unearned and were granted in 2023, the value is calculated based on exceeding the threshold at the next higher performance measure, 200%.

For PRSUs that are unearned and were granted in 2024, the value is calculated based on target as the initial performance period is through December 31, 2025.

(2)	This award vested 25% on each of May 16, 2022, May 16, 2023, and May 16, 2024 and will vest 25% on May 16, 2025.

(3)	This award vested 25% on each of May 16, 2023 and May 16, 2024 and will vest 25% on each of May 16, 2025, and May 16, 2026.

(4)	This award vested 33% on May 16, 2024 and will vest 33% on May 16, 2025 and 34% on May 16, 2026.

(5)	This award will vest 50% on each of May 16, 2025 and May 16, 2026.

(6)	This award will vest 100% on May 16, 2026.

(7)	This award vested 25% on each of January 1, 2024 and January 1, 2025, and will vest 25% on each of January 1, 2026 and January 1, 2027.

(8)	This award vested 25% on January 1, 2025 and will vest 25% on each of January 1, 2026, January 1, 2027, and December 31, 2027.

(9)	This award will vest 33% on January 1, 2026 and January 1, 2027 and 34% on December 31, 2027.

(10)	This award will vest 50% on January 1, 2027 and 50% on December 31, 2027.

(11)	This award will vest 100% on December 31, 2027.

(12)

These amounts represent PRSUs granted pursuant to the terms of Mr. Zaslav’s employment agreement. The vesting of the PRSUs is subject to the and Analysis-NEG Compensation in 2024-Long-Term Incentive Compensation.”

(13)

These amounts represent PRSUs granted to Mr. Zaslav on March 8, 2023 with a one-year performance period from January 1, 2023- December 31, 2023. In February 2024, the Compensation Committee certified that the Company’s performance versus the performance metric associated with the one-year performance was “above target” and certified the PRSUs to vest at 200% of target. The units were distributed 70% in February 2024, and the remaining 30% to be distributed in January 2027.

(14)

These amounts represent PRSUs granted to Mr. Zaslav on March 8, 2023 with a one-year performance period from January 1, 2023- December 31, 2023. In February 2024, the Compensation Committee certified that the Company’s performance versus the performance metric associated with the one-year performance was “above target” and certified the PRSUs to vest at 200% of target. The units were distributed 70% in February 2024, and the remaining 30% to be distributed in January 2027.

(15)

These amounts represent PRSUs granted to Mr. Zaslav on March 8, 2023 with a one-year performance period from January 1, 2023- December 31, 2023. In February 2024, the Compensation Committee certified that the Company’s performance versus the performance metric associated with the one-year performance was “above target” and certified the PRSUs to vest at 200% of target. The units were distributed 70% in February 2024, and the remaining 30% to be distributed in January 2027.

(16)

These amounts represent PRSUs granted to Mr. Zaslav on March 27, 2024 with a one-year performance period from January 1, 2024- December 31, 2024. In February 2025, the Compensation Committee certified that the Company’s performance versus the performance metric associated with the one-year performance was “above target” and certified the PRSUs to vest at 200% of target. The units were distributed 70% in February 2025, and the remaining 30% to be distributed in January 2028.

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(17)

These amounts represent PRSUs granted to Mr. Zaslav on March 27, 2024 with a one-year performance period from January 1, 2024- December 31, 2024. In February 2025, the Compensation Committee certified that the Company’s performance versus the performance metric associated with the one-year performance was “above target” and certified the PRSUs to vest at 200% of target. The units were distributed 70% in February 2025, and the remaining 30% to be distributed in January 2028.

(18)

These amounts represent PRSUs granted to Mr. Zaslav on March 27, 2024 with a one-year performance period from January 1, 2024- December 31, 2024. In February 2025, the Compensation Committee certified that the Company’s performance versus the performance metric associated with the one-year performance was “above target” and certified the PRSUs to vest at 200% of target. The units were distributed 70% in February 2025, and the remaining 30% to be distributed in January 2028.

(19)	These stock options vest in four equal annual installments beginning March 1, 2022, the first anniversary of the grant date.

(20)	These stock options vest in three substantially equal annual installments beginning March 1, 2024, the first anniversary of the grant date.

(21)	These stock options vest in three substantially equal annual installments beginning March 1, 2025, the first anniversary of the grant date.
(22)	These RSU awards vested 25% on each of March 1, 2022, March 1, 2023, March 1, 2024, and March 1, 2025.

(23)	These RSU awards vested 25% on each of March 1, 2023, March 1, 2024, and March 1, 2025, and will vest 25% on March 1, 2026.

(24)	These RSU awards vested 33% on each of July 11, 2023 and July 11, 2024 and will vest 34% on July 11, 2025.

(25)	These RSU awards vested 33% on March 1, 2024 and March 1, 2025 and will vest 34% on March 1, 2026.

(26)

These amounts represent PRSUs granted to the NEO on March 6, 2023, with a one-year performance period from January 1, 2023 to December 31, 2023. In February 2024, the Compensation Committee certified that the Company’s performance versus the performance metric associated with the one-year performance period was “above target” and certified the PRSUs to vest at 200% of target. The PRSUs vested 1/3rd on each of March 6, 2024 and March 6, 2025 and will vest 1/3rd on March 6, 2026.

(27)	These RSU awards vest in three substantially equal installments beginning March 1, 2025, the first anniversary of the grant date.

(28)

These amounts represent PRSUs granted to the NEO on March 1, 2023, with two separate performance vesting criteria: (a) a one-year performance period from January 1, 2023 to December 31, 2023, and (b) a three-year relative TSR modifier based on our relative TSR performance versus the S&P 500 Media and Entertainment Index for calendar years 2023-2025. In February 2024, the Compensation Committee certified that the Company’s performance versus the performance metric associated with the one-year performance period was “above target” and certified the PRSUs to vest at 200% of target. The Committee will determine our relative TSR performance following the end of 2025 and modify the payout of the PRSUs accordingly.

(29)

These amounts represent PRSUs granted to the NEO on March 1, 2024, with two separate performance vesting criteria: (a) a two-year performance period from January 1, 2024 to December 31, 2025, and (b) a three-year relative TSR modifier based on our relative TSR performance versus the S&P 500 Media and Entertainment Index for calendar years 2024-2026. The Compensation Committee will determine the Company’s performance versus the performance metric associated with the two-year performance period following the end of 2025. The Committee will determine our relative TSR performance following the end of 2026 and modify the payout of the PRSUs accordingly. For more information regarding these awards, please see “Compensation Discussion and Analysis- Long-Term Incentive Compensation.”

(30)

These amounts represent PRSUs granted to the NEO on March 1, 2024, with a two-year performance period from January 1, 2024 to December 31, 2025. The Compensation Committee will determine the Company’s performance versus the performance metric associated with the two-year performance period following the end of 2025. For more information regarding these awards, please see “Compensation Discussion and Analysis-Long-Term Incentive Compensation.”

(31)

On December 28, 2022, 6,722 RSUs from the overall award of 146,736 RSUs were withheld to pay for FICA taxes. The remaining 140,014 RSUs vests in three substantially equal installments on each of July 9, 2023, July 9, 2024 and July 9, 2025.

(32)

On December 8, 2023, 6,233 RSUs from the overall award of 136,044 RSUs were withheld to pay for FICA taxes. The remaining 129,811 RSUs vests in three substantially equal installments on each of March 1, 2024, March 1, 2025 and March 1, 2026.

(33)

On December 6, 2024, 11,075 RSUs from the overall award of 241,752 RSUs were withheld to pay for FICA taxes. The remaining 230,677 RSUs vests in three substantially equal installments on each of March 1, 2025, March 1, 2026 and March 1, 2027.

(34)	This RSU award vests in three substantially equal installments on each of August 2, 2023, August 2, 2024 and August 2, 2025.
(35)	This RSU award vested approximately 50% on February 15, 2023, 32% on February 15, 2024 and 18% on February 15, 2025.
(36)

On December 28, 2022, 7,350 RSUs from the overall award of 160,428 RSUs were withheld to pay for FICA taxes. The remaining RSUs vested on March 1, 2023, March 1, 2024, and March 1, 2025 and will vest on March 1, 2026.

2025 PROXY STATEMENT	87

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Option Exercises and Stock Vested in 2024

	Stock Awards
Name	Number of shares acquired on vesting (#)		Value realized on vesting ($)(1)
D. Zaslav
WBD Common Stock	2,289,168	(2)	20,093,634
G. Wiedenfels
WBD Common Stock	263,060	(3)	2,197,036
B. Campbell
WBD Common Stock	255,183	(4)	2,151,742
J. Perrette
WBD Common Stock	251,441	(5)	2,139,395
G. Zeiler
WBD Common Stock	137,588	(6)	1,237,803

(1)

Represents the value realized upon RSU and PRSU vesting and distributions listed in the corresponding column of the table, using the closing market price of the Series A common stock on the vesting or distribution date (as applicable).

(2)

Represents the distribution of Mr. Zaslav’s 56,572 shares of WBD common stock from his March 1, 2021 PRSU grant; 126,322 shares of WBD common stock from his March 1, 2022 PRSU grant; and 2,106,274 shares of WBD common stock from his March 8, 2023 PRSU grant.

(3)	Represents the vesting of (A) RSUs granted to Mr. Wiedenfels on February 28, 2020, March 1, 2021, March 1, 2022, July 15, 2022, and March 1, 2023 and (B) PRSUs granted on March 6, 2023.

(4)

Represents the vesting of (A) RSUs granted to Mr. Campbell on February 28, 2020, March 1, 2021, March 1, 2022, July 15, 2022, and March 1, 2023 and (B) PRSUs granted on March 6, 2023. Additionally, this represents the vesting of RSUs granted on March 1, 2024 that were distributed for taxes due to retirement eligibility.

(5)	Represents vesting of (A) RSUs granted to Mr. Perrette on February 28, 2020, March 1, 2021, March 1, 2022, August 3, 2022, and March 1, 2023 and (B) PRSUs granted on March 6, 2023.

(6)	Represents vesting of (A) RSUs granted to Mr. Zeiler on April 8, 2022 and March 1, 2023 and (B) PRSUs granted on March 6, 2023.

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2024 Nonqualified Deferred Compensation(1)

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
D. Zaslav	—	—	2,272,095	—	78,112,130	(2)
G. Wiedenfels	—	—	485,605	—	3,772,234	(3)
B. Campbell	—	—	998,758	—	9,658,085	(4)
J. Perrette	—	—	—	—	—
G. Zeiler	—	—	—	—	—

(1)

This table provides information with respect to the SRP for senior employees in the U.S. For more information regarding the SRP, please see “Compensation Discussion and Analysis—2024 NEO Compensation—Retirement Benefits” above.

(2)	$41,895,169 of this amount was reported as compensation to Mr. Zaslav in our Summary Compensation Tables for previous years.

(3)	$2,034,602 of this amount was reported as compensation to Mr. Wiedenfels in our Summary Compensation Tables for previous years.

(4)	$4,845,167 of this amount was reported as compensation to Mr. Campbell in our Summary Compensation Tables for previous years.

Potential Payments upon Termination or Change in Control

The following table and accompanying narrative disclosures summarize the potential payments and other benefits required to be made available to the NEOs in connection with a termination of their employment or a change in control. Payments or other benefits under benefit plans and policies that apply equally to all salaried employees participating in such plans, including our life insurance plan, are not included below. Similarly, amounts that could be recognized under equity awards that were vested as of December 31, 2024 are not included below, as the treatment of the vested awards for our NEOs is identical to the treatment afforded all employees under the termination scenarios described in this section.

In the event of a change of control, there is a double trigger on potential payments to the NEOs (other than the CEO}, requiring both a change of control and an involuntary termination without cause or voluntary termination for good reason occurring within 12 months of the change of control. Upon an NEO’s death or disability, RSUs would immediately vest at 100%, and PRSUs would vest based on actual performance. Upon retirement, if an NEO is retirement eligible, RSUs would immediately vest at 100% (provided the awards were granted at least six months prior to the retirement date) and PRSUs would vest pro-rata based on actual performance and the time worked during the relevant performance period. Under no circumstances would any of the NEOs be eligible for a post-termination payment if they were terminated for “cause.” Defined terms such as “cause,” “good reason,” and “change of control” used in this section are described under “Defined Terms Used in this Section” below.

The quantitative examples provided in the table below assume:

•	the applicable NEO ceased to be employed by WBD as of the close of business on December 31, 2024;

•

the applicable NEO (other than the CEO) was eligible to receive their standard 2024 cash bonus (cash bonus target times Company performance, no performance pool allocation or other discretionary amounts) in all scenarios because the terms of our ICP and other cash bonus programs provide that cash bonus awards are deemed to be earned if the individual is employed on December 31, 2024;

•

for stock option awards, the value shown in the table is calculated on a grant-by-grant basis by multiplying the number of unvested options granted by the difference between the exercise price for such option and the closing price of our respective series of common stock on December 31, 2024, $10.57.

•

for PRSU/RSU awards, the value shown in the table was calculated on a grant-by-grant basis by multiplying the number of unvested PRSUs/RSUs granted by $10.57, the closing price of our common stock on December 31, 2024, the last trading day of the year, multiplied by 200%. The Committee certified in February 2024 that, based on WBD’s 2023 free cash flow performance versus the pre-established target, these PRSUs were eligible to vest at 200% of target. Whether and to what extent the awards will ultimately vest at 200% or are modified upwards to a maximum of 200% of target or downwards to a minimum payout of 100% of target, will depend on our relative TSR over the three-year period from 2023-2025, as compared to our peers in the S&P 500 Media and Entertainment Index.

•	only Messrs. Campbell and Zeiler met the definition of “retirement” as set forth in their applicable agreements and plans as of December 31, 2024; and

•	all accrued salary at that assumed termination date was previously paid.

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Quantification of Payments Upon Termination or Change in Control

The table below summarizes the potential benefits that would have been paid to each of the NEOs had his employment been terminated under any of the circumstances noted as of December 31, 2024. Please see “Defined Terms Used in this Section” for additional information. The summary provided below is qualified in its entirety by reference to the full text of the applicable NEO employment agreement, each of which is filed as an exhibit to the 2024 Form 10-K.

	Voluntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)	Voluntary Termination Within 30 Days after 31st Day Following Change in Control ($)
D. Zaslav
Base Salary	0	0	0	6,000,000	6,000,000	6,000,000	6,000,000
Bonus	23,897,060	23,897,060	23,897,060	47,897,060	47,897,060	47,897,060	47,897,060
Stock Options	0	0	0	0	0	0	0
PRSUs	0	66,059,096	66,059,096	66,059,096	66,059,096	113,059,096	113,059,096
Cobra Premiums	0	44,195	71,203	44,195	44,195	44,195	0
Total	23,897,060	90,000,351	90,027,359	120,000,351	120,000,351	167,000,351	166,956,156	(l)
G. Wiedenfels
Base Salary	0	0	0	3,213,600	3,213,600	3,213,600	0
Bonus	4,061,246	4,061,246	4,061,246	9,685,046	9,685,046	9,685,046	0
Stock Options	0	754,976	754,976	503,318	0	754,976	0
RSUs	0	19,502,422	19,502,422	18,684,717	0	16,795,635	0
Cobra Premiums	0	0	55,887	34,689	34,689	34,689	0
Repatriation	0	231,594	231,594	231,594	231,594	231,594	0
Total	4,061,246	24,550,238	24,606,125	32,352,964	13,164,929	30,715,540	0
B. Campbell
Base Salary	0	0	0	2,678,000	2,678,000	2,678,000	0
Bonus	5,633,976	5,633,976	5,633,976	10,989,976	10,989,976	10,989,976	0
Stock Options	802,161	802,161	802,161	802,161	802,161	802,161	0
RSUs	16,084,454	19,842,279	19,842,279	19,842,279	16,084,454	16,966,309	0
Cobra Premiums	0	0	69,837	43,347	43,347	43,347	0
Total	22,520,591	26,278,416	26,348,253	34,355,763	30,597,938	31,479,793	0
J. Perrette
Base Salary	0	0	0	2,678,000	2,678,000	2,678,000	0
Bonus	5,400,990	5,400,990	5,400,990	10,756,990	10,756,990	10,756,990	0
Stock Options	0	802,161	802,161	267,387	0	802,161	0
RSUs	0	20,046,935	20,046,935	17,431,405	0	17,170,965	0
Cobra Premiums	0	0	66,943	41,551	41,551	41,551	0
Total	5,400,990	26,250,086	26,317,029	31,175,333	13,476,541	31,449,667	0
G. Zeiler
Base Salary	0	0	0	1,876,485	1,876,485	1,876,485	0
Bonus	3,595,665	3,595,665	3,595,665	6,935,808	6,935,808	6,935,808	0
Stock Options	566,232	566,232	566,232	566,232	566,232	566,232	0
RSUs	10,853,223	13,558,858	13,558,858	13,558,858	10,853,223	11,528,762	0
Cobra Premiums	0	0	0	0	0	0	0
Total	15,015,120	17,720,755	17,720,755	22,937,383	20,231,748	20,907,287	0

(1)

In the event the Change in Control is solely due to the occurrence of a majority change in Incumbent Directors, and the Executive’s employment is not terminated by the Company and without cause or by the Executive for Good Reason within 60 days following the Majority Board Change, the Executive’s PRSU’s would vest at 150% (instead of 200%) and the total payment would be $155,206,156.

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Defined Terms Used in this Section

The descriptions of potential payments upon termination or change of control set forth above utilize certain terms that are defined in our 2013 Incentive Plan, our WBD Stock Incentive Plan, our Incentive Compensation Program, and in each of the individual employment agreements with our NEOs. Set forth below is a summary of the defined terms referred to in this section.

Defined Terms from 2013 Incentive Plan and WBD Stock Incentive Plan

Under each NEO’s respective award agreement and our standard form of award agreement, a “Change in Control” means an “Approved Transaction,” “Control Purchase,” or “Board Change,” each as defined in the 2013 Incentive Plan or WBD Stock Incentive Plan, as applicable, provided that the transaction actually closes and the qualifying separation from employment occurs within 12 months after the closing date. The meanings of those terms, under the 2013 Incentive Plan and WBD Stock Incentive Plane are as follows:

•

“Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of Common Stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the Common Stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the Persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, provided that, with respect to clauses (i) through (iv), the Approved Transaction will not occur until the closing of the event described in such clause.

•

“Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

•

“Control Purchase” under the 2013 Incentive Plan means any transaction (or series of related transactions) in which (i) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company or any employee benefit plan sponsored by the Company or any Subsidiary of the Company or any Exempt Person (as defined below)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, “Exempt Person” means each of (a) the Chair of the Board, the President and each of the directors of Discovery Holding Company as of the Distribution Date, and (b) the respective family members, estates and heirs of each of the persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such persons or their respective family members or heirs. As used with respect to any person, the term “family member” means the spouse, siblings and lineal descendants of such person.

•

“Control Purchase” under the WBD Stock Incentive Plan means any transaction (or series of related transactions) in which (i) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company or any employee benefit plan sponsored by the Company or any Subsidiary of the Company) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board.

2025 PROXY STATEMENT	91

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Defined Terms from Incentive Compensation Program (“ICP”)

•

“Cause” means (i) the conviction of, or nolo contendere to guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to the executive’s employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of the Company’s Code of Business Conduct and Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; (vii) willful misconduct in connection with the performance of Executive’s duties; and (vii) any other conduct that constitutes Cause under the Company’s policies and procedures.

Defined Terms from Mr. Zaslav’s Employment Agreement

•

“Cause” means (i) gross neglect, willful malfeasance or willful gross misconduct in connection with Mr. Zaslav’s employment which has had a material adverse effect on the business, unless he reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company; (ii) conviction or plea of guilty or nolo contendere to, or failure to defend against, a felony; (iii) substantial and continuous refusal by Mr. Zaslav to perform his duties or to follow the lawful directions of the Board (provided such directions do not include meeting any specific financial performance metrics); (iv) material breach of the restrictive covenants in Mr. Zaslav’s employment agreement; (v) violation of any policy of the Company that is generally applicable to all employees or all officers or the Company’s code of conduct, that Mr. Zaslav knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; or (vi) Ms. Zaslav’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices. The “Cause” definition includes a requirement of notice and certain opportunities to cure.

•

“Good Reason” means (1) reduction of Mr. Zaslav’s base salary; (2) material reduction in the amount of the annual bonus which he is eligible to earn; (3) relocation of his primary office at the Company to a facility or location that is more than 40 miles away from his primary office location immediately prior to such relocation and is further away from his residence; (4) material reduction of his duties; or (5) material breach of his employment agreement. The “Good Reason” definition includes a requirement of notice and an opportunity to cure.

•

“Change in Control” means (A) the merger, consolidation or reorganization of the Company with any other company (or our issuance of voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger, consolidation or reorganization, (B) within any 12 month period, incumbent directors (those persons serving as members of the Board at the beginning of the applicable 12-month period and any other person nominated for election or elected to the Board by a majority of the persons then serving on the Board who are treated as Incumbent Directors, unless such person’s election, or nomination for election, to the Board was as a result of, or in connection with, a proxy contest) shall cease to constitute a majority of the members of the Board; (C) any person, including a group as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, other (i) than Advance/Newhouse Programming Partnership (individually and with its affiliates) or (ii) John C. Malone (individually and with his respective affiliates) or his heirs shall acquire stock representing 33% or more of the combined voting power of the voting securities of the Company; or (D) the consummation by the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. Notwithstanding the foregoing, a Change in Control will not accelerate the payment of any “deferred compensation” (as defined under Section 409A) unless the Change in Control also qualifies as a change in control under Treasury Regulation Section 1.409A-3(i)(5). Mr. Zaslav’s employment agreement specifically excluded the WarnerMedia Transaction, but not subsequent events, from the definition of Change in Control.

•

“Majority Board Change” means the consummation by the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an entity for which either (i) Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its Preferred A Blocking Rights and Robert Miron or Steven Miron is a member of the surviving company’s board (or Steven Newhouse has board observation rights), or (ii) Dr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking rights.

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Defined Terms from Mr. Wiedenfels’ Employment Agreement

•

“Cause” means: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Wiedenfels’ employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company’s Code of Ethics or the Company’s other written policies; (iv) improper conduct substantially prejudicial to the Company’s business (whether financial or otherwise); (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; or (vii) willful misconduct in connection with the performance of Mr. Wiedenfels’ duties. “Cause” also includes him materially neglecting his duties or engaging in other conduct that breaches his employment agreement, subject to a one-time notice and cure opportunity.

•

“Good Reason” means the occurrence of any of the following events without Mr. Wiedenfels’ consent: (a) a material reduction in Mr. Wiedenfels’ duties or responsibilities; (b) a material change in his work location from the New York, NY metropolitan area; (c) a material breach by us of the agreement; or (d) a change of his reporting relationship to a level below the Company’s Chief Executive Officer. The “Good Reason” definition includes a requirement of notice and an opportunity to cure.

Defined Terms from Mr. Campbell’s Employment Agreement

•	“Cause” generally has the same meaning as in Mr. Wiedenfels’ employment agreement.

•

“Good Reason” generally has the same meaning as in Mr. Wiedenfels’ employment agreement, but does not include the removal of legal and/or consumer products and experiences divisions from Mr. Campbell’s duties or responsibilities.

Defined Terms from the Mr. Perrette’s Employment Agreement

•	“Cause” generally has the same meaning as in Mr. Wiedenfels’ employment agreement.

•

“Good Reason” means the occurrence of any of the following events without Mr. Perrette’s consent:(a) a material reduction in Mr. Perrette’s duties or responsibilities; (b) a material change in his work location from the Los Angeles, CA metropolitan area; or (c) a change of his reporting relationship to a level lower than the CEO of the Company. The “Good Reason” definition includes a requirement of notice and an opportunity to cure.

Defined Terms from the Mr. Zeiler’s Employment Agreement

•	“Cause” generally has the same meaning as in Mr. Wiedenfels’ employment agreement.

•

“Good Reason” means the occurrence of any of the following events without Mr. Zeiler’s consent: (a) a material reduction in Mr. Zeiler’s duties or responsibilities; (b) a material change in his work location from the New York metropolitan area; or (c) a material breach by us of the agreement. The “Good Reason” definition includes a requirement of notice and an opportunity to cure.

2025 PROXY STATEMENT	93

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Stock Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning the beneficial ownership of each person or entity, other than certain of our directors and executive officers whose ownership information follows, who owns more than five percent of the outstanding shares of our common stock as of April 4, 2025.

The Percent of Class shown below is based upon 2,473,835,609 shares of our common stock outstanding as of April 4, 2025.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (%)
Advance/Newhouse Programming Partnership One World Trade Center New York, New York 10007	198,181,749	(1)	8.0
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	154,407,752	(2)	6.2
State Street Corporation 1 Congress Street Boston, MA 02114	136,648,651	(3)	5.5
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	246,253,532	(4)	10.0

(1)

The number of shares is based on Amendment No. 1 to Schedule 130 jointly filed on April 2, 2024 on behalf of Advance/Newhouse Programming Partnership (“ANPP”), Advance/ Newhouse Partnership (“ANP”), Newhouse Broadcasting Corporation (“NBCo”), and Advance Publications, Inc.(“API”) and a Form 4 filed on December 15, 2023 by Steven 0. Newhouse. ANPP owns directly 184,023,290 shares and ANP owns directly 14,158,459 shares. NBCo beneficially owns such shares indirectly through its 65% interest in ANPP and 61.24% interest in ANP, and API beneficially owns such shares indirectly through its 35% interest in ANPP and 38.76% interest in ANP. API and NBCo may be deemed to beneficially own the shares due to their ownership and control of ANPP and ANP. Each reporting person disclaims beneficial ownership of the shares except to the extent of its pecuniary interest. The board of directors of API makes all voting and investment decisions with respect to the shares. The members of the board of directors of API are Samuel I. Newhouse, Ill, Steven 0. Newhouse, Michael A. Newhouse, Victor F. Ganzi, and Thomas S. Summer. Each of Samuel I. Newhouse, Ill, Steven 0. Newhouse, Michael A. Newhouse, Victor F. Ganzi, and Thomas S. Summer disclaims beneficial ownership of the shares.

(2)

The number of shares is based on an Amendment No.1 to Schedule 13G filed January 29, 2024 by BlackRock Inc., a parent holding company, on behalf of the subsidiaries listed in Exhibit A of its filing, none of which beneficially owns five percent or greater of our common stock. BlackRock, Inc. is deemed to be the beneficial owner of shares of our common stock as a result of acting as a parent holding company.

(3)

The number of shares is based on an Amendment to Schedule 13G filed January 25, 2024 by State Street Corporation, a parent holding company on behalf of the subsidiaries listed in Exhibit 1 of its filing. State Street Corporation is deemed to be the beneficial owner of shares of our common stock as a result of acting as a parent holding company.

(4)

The number of shares is based on Amendment No.15 to Schedule 13G filed February 13, 2024 by The Vanguard Group (“Vanguard”). Vanguard is deemed to be the beneficial owner of shares of our common stock as a result of acting as investment adviser.

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Director and Executive Officer Stock Ownership Requirements

We require that all directors and executive officers maintain the significant stock ownership levels shown below, in order to align their interests with those of our stockholders.

Executive officers, including the CEO, are required to attain these stock ownership levels within five years of assuming their leadership roles, and directors are required to do so within five years of joining the Board. The CEO is also required to hold 1,500,000 shares of common stock during the term of his employment agreement.

To determine whether a director or executive officer meets the required ownership level, shares of our stock beneficially owned by the covered executive, as well as unvested awards of PRSUs and RSUs, but not shares underlying unvested or unexercised stock options, are counted for purposes of meeting the stock holding target. Once a director or executive meets the target, they are expected to maintain holdings at the target for as long as he or she remains a Board member or in a role that is identified as a covered executive under the policy.

The Compensation Committee and the Board may consider failure to meet the requirements of the policy in making compensation decisions for a covered executive and may take any other action appropriate to support the intent of the policy, including requiring an executive or director to retain a percentage of shares pursuant to stock option exercises or vesting events in future years.

Each of the directors and named executive officers is in compliance with the applicable stock ownership guidelines, or on track to meet them within the required period.

Security Ownership of Management

The following table sets forth information, as of April 4, 2025, with respect to the beneficial ownership of our shares of common stock by each of our named executive officers, directors and director nominees and all of our current directors and executive officers as a group.

The percentage ownership is based upon 2,473,835,609 shares of common stock outstanding as of April 4, 2025.

Shares of common stock that may be acquired on or within 60 days of April 4, 2025 are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

2025 PROXY STATEMENT	107

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The persons indicated below have sole voting power with respect to the shares owned by them, except as otherwise stated in the notes to the table. The address of each person listed below is 230 Park Avenue South, New York, New York 10003.

Name of Beneficial Owner	Number of Shares	Number of Shares Acquirable Within 60 Days	Total Number of Shares Beneficially Owned		Percent of Class (%)	Number of Deferred RSUs and Notional Shares in Deferred Compensation Accounts
David M. Zaslav	4,210,913	15,391,287	19,602,200	(1)	*
Chief Executive Officer, President and Director
Gunnar Wiedenfels	600,702	682,123	1,282,825	(2)	*
Chief Financial Officer
Bruce L. Campbell	658,848	768,747	1,427,595	(3)	*
Chief Revenue and Strategy Officer
Jean-Briac Perrette	659,120	701,411	1,360,531		*
CEO and President, Global Streaming and Games
Gerhard Zeiler	466,429	231,438	697,867		*
President, International
Samuel A. Di Piazza, Jr.	41,886		41,886	(4)	*	128,479
Director, Board Chair
Richard W. Fisher	18,764	26,700	45,464		*	16,106
Director
Paul A. Gould	717,198		717,198		*	103,159
Director
Debra A. Lee	16,345	26,700	43,045		*	16,106
Director
Joseph M. Levin					*	10,537
Director
Kenneth W. Lowe	1,050,341	27,493	1,077,834	(5)	*
Director
John C. Malone	18,517,175	547,189	19,064,364	(6)(7)	*	63,151
Director
Fazal F. Merchant	79,839	26,700	106,539		*
Director
Anthony J. Noto	2,680	10,537	13,217		*
Director
Paula A. Price					*	62,530
Director
Daniel E. Sanchez	54	20,000	20,054		*
Director
Geoffrey Y. Yang	149,361	26,700	176,061	(8)	*	16,106
Director
Anton J. Levy					*
Director Nominee
All current directors and executive officers as a group (20 persons)	27,272,642	18,487,025	45,759,667		1.9%	416,174

,	Less than one percent.

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(1)	Includes 153 shares held by Mr. Zaslav’s spouse.
(2)	Includes 14,140 shares held in UTMA accounts for Mr. Wiedenfels’ children, of which Mr. Wiedenfels is the custodian and 13,045 shares held by Mr. Wiedenfels’ spouse.

(3)

Includes 145,418 shares held in an LLC through a grantor retained annuity trust, of which Mr. Campbell is the settlor and trustee, and 209,700 shares held by a trust, of which Mr. Campbell’s spouse is the trustee for the benefit of Mr. Campbell’s children.

(4)	Includes 3,443 shares held by Mr. Di Piazza’s spouse.

(5)	Includes 793 shares held by a trust, of which Mr. Lowe has investment power.

(6)

Includes (i) 1,934,719 shares held by Dr. Malone’s spouse, as to which shares Dr. Malone disclaims beneficial ownership, (ii) 91,789 shares held by trusts for the benefit of Dr. Malone’s children with respect to which Dr. Malone is not the trustee, has no voting or investment power, and has a power of substitution with respect to the shares held in the trusts, as to which shares Dr. Malone disclaims beneficial ownership, (iii) 6,934,606 shares held by trusts, with respect to which Dr. Malone is the sole trustee and (iv) 455,400 shares held by the Malone Family Land Preservation Foundation with respect to which Dr. Malone has no pecuniary interest, disclaims beneficial ownership and has voting and investment power.

(7)	Includes 3,650,000 shares which have been pledged in support of one or more lines of credit or margin accounts as of February 28, 2025.

(8)	Includes (i) 10,706 shares held in a limited partnership, (ii) 11,937 shares held in an investment company and (iii) 35,653 shares held in a family trust of which Mr. Yang is trustee.

2025 PROXY STATEMENT	109